CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class of	Amount to be	Maximum Offering	Maximum Aggregate	Amount of
Securities to be Registered	Registered	Price Per Security	Offering Price (1)	Registration Fee
5.125% Senior Notes due 2019	$900,000,000	99.502%	$895,518,000	$49,969.91
6.250% Senior Notes due 2039	1,100,000,000	98.808%	1,086,888,000	60,648.35
Guarantees of Senior Notes	—	—	—	— (2)
Total			$1,982,406,000	$110,618.26

(1)	Equals the aggregate principal amount of notes being registered. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Pursuant to Rule 457(n), no registration fee is required with respect to the guarantees.
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161915
Prospectus Supplement
September 15, 2009
(To Prospectus Dated September 15, 2009)
$2,000,000,000

Newmont Mining Corporation
$900,000,000 5.125% Senior Notes due 2019
$1,100,000,000 6.250% Senior Notes due 2039

We are offering $900,000,000 aggregate principal amount of our 5.125% Senior Notes due 2019 (the “2019 notes”) and $1,100,000,000 aggregate principal amount of our 6.250% Senior Notes due 2039 (the “2039 notes” and, together with the 2019 notes, the “notes”). The 2019 notes will bear interest at a rate of 5.125% per year and the 2039 notes will bear interest at a rate of 6.250% per year, in each case payable semi-annually in arrears on April 1 and October 1 of each year, beginning on April 1, 2010. The 2019 notes will mature on October 1, 2019, and the 2039 notes will mature on October 1, 2039, in each case unless earlier redeemed.

We may redeem some or all of the notes at any time or from time to time. The redemption prices are discussed under the caption “Description of Notes — Optional Redemption.” In addition, upon the occurrence of both (i) a change of control of Newmont and (ii) a downgrade within a specified period of the notes from an investment grade rating to below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

The notes will rank equally with all our existing and future unsecured senior debt and senior to all our future subordinated debt. The notes will be guaranteed on a senior unsecured basis by our subsidiary Newmont USA Limited. This guarantee will be the unsecured senior obligation of Newmont USA Limited. The guarantee will be released if Newmont USA Limited ceases to guarantee more than $75 million of other debt of Newmont.

The notes are new securities, and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. We do not intend to apply for a listing of the notes on any securities exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2019 Note	Total(1)	Per 2039 Note	Total(1)

Public offering price	99.502%	$895,518,000	98.808%	$1,086,888,000
Underwriting discount	0.650%	$5,850,000	0.875%	$9,625,000
Proceeds to us (before expenses)	98.852%	$889,668,000	97.933%	$1,077,263,000

(1)	Plus accrued interest, if any, from September 18, 2009.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about September 18, 2009.
Joint Book-Running Managers

Deutsche Bank Securities	UBS Investment Bank
Senior Co-Managers

Citi	Daiwa Securities America Inc.	HSBC	J.P. Morgan	RBS	Scotia Capital

Co-Managers

ANZ Securities BNP PARIBAS Mizuho Securities USA Inc.	BBVA Securities CIBC	BMO Capital Markets Mitsubishi UFJ Securities RBC Capital Markets

BNY Mellon Capital Markets, LLC	SOCIETE GENERALE	U.S. Bancorp Investments, Inc.

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, these notes only in jurisdictions where such offers and sales are permitted. You should not assume that the information provided by this prospectus supplement and the accompanying prospectus or the documents incorporated by reference in this document is accurate as of any date other than their respective dates. Our business, financial condition, results of operations or prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and this offering. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the notes offered by this prospectus supplement and accompanying prospectus. For information about the notes, see “Description of Notes” in this prospectus supplement. When we refer to this “document,” we mean this prospectus supplement and the accompanying prospectus, unless the context otherwise requires.

Before you invest in the notes, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Where You Can Find More Information.”

If the information set forth in this prospectus supplement varies in any way from the information set forth in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

Unless we have indicated otherwise, or the context otherwise requires, references in this document to “Newmont,” “the Company,” “we,” “us,” “our Company” or “our” refer to Newmont Mining Corporation and its consolidated subsidiaries, except where it is clear that such terms refer to Newmont Mining Corporation only.

References in this document to “equity ounces” or “equity pounds” mean that portion of gold or copper produced, sold or included in proven and probable reserves that is attributable to our ownership or economic interest.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to “$” or “dollar” are to the lawful currency of the United States.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement (including information incorporated by reference herein) are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provided for under these sections. Our forward-looking statements include, without limitation:

•	estimates regarding future earnings;

•	estimates of future mineral production and sales, for specific operations and on a consolidated or equity basis;

•	estimates of future costs applicable to sales, other expenses and taxes for specific operations and on a consolidated basis;

•	estimates of future cash flows;

•	estimates of future capital expenditures, construction, production or closure activities and other cash needs, for specific operations and on a consolidated basis, and expectations as to the funding or timing thereof;

•	estimates as to the projected development of certain ore deposits, including the timing of such development, the costs of such development and financing plans for these deposits;

•	estimates of reserves and statements regarding future exploration results and reserve replacement and the sensitivity of reserves to metal price changes;

S-ii

•	statements regarding the availability, terms and costs related to future borrowing, debt repayment and financing;

•	estimates regarding future exploration expenditures, results and reserves;

•	statements regarding fluctuations in financial and currency markets;

•	estimates regarding potential cost savings, productivity, operating performance, and ownership and cost structures;

•	expectations regarding the completion and timing of acquisitions or divestitures;

•	expectations regarding the start-up time, design, mine life, production and costs applicable to sales and exploration potential of our projects

•	statements regarding modifications to hedge and derivative positions;

•	statements regarding political, economic or governmental conditions and environments;

•	statements regarding future transactions;

•	statements regarding the impacts of changes in the legal and regulatory environment in which we operate; and

•	estimates of future costs and other liabilities for certain environmental matters.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Such risks include, but are not limited to:

•	the price of gold, copper and other commodities;

•	currency fluctuations;

•	geological and metallurgical assumptions;

•	operating performance of equipment, processes and facilities;

•	labor relations;

•	timing of receipt of necessary governmental permits or approvals;

•	domestic and foreign laws or regulations, particularly relating to the environment and mining;

•	domestic and international economic and political conditions;

•	our ability to obtain or maintain necessary financing; and

•	other risks and hazards associated with mining operations.

More detailed information regarding these factors is included in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. Given these uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements.

All subsequent written and oral forward-looking statements attributable to Newmont or to persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. We disclaim any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

S-iii

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto incorporated by reference into this prospectus supplement, other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

Our Company

Newmont Mining Corporation is primarily a gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, New Zealand and Mexico. At December 31, 2008, we had proven and probable gold reserves of 85.0 million equity ounces and an aggregate land position of approximately 38,840 square miles (100,600 square kilometers). Newmont is also engaged in the production of copper, principally through its Batu Hijau operation in Indonesia.

Products

Gold

We had consolidated sales of 6.2 million ounces of gold (5.2 million equity ounces) in 2008, 6.1 million ounces (5.2 million equity ounces) in 2007 and 7.1 million ounces (5.9 million equity ounces) in 2006. We had consolidated sales of 3.0 million ounces of gold (2.5 million equity ounces) in the six months ended June 30, 2009, and 3.1 million ounces of gold (2.6 million equity ounces) in the six months ended June 30, 2008. For 2008, 2007 and 2006, 88%, 78% and 86%, respectively, of our net revenues were attributable to gold sales. For the six months ended June 30, 2009 and June 30, 2008, 88% and 82%, respectively, of our net revenues were attributable to gold sales. Of our 2008 gold sales, approximately 38% came from North America, 30% from South America, 24% from Asia Pacific and 8% from Africa. Of our gold sales in the six months ended June 30, 2009, approximately 33% came from North America, 33% from South America, 25% from Asia Pacific and 9% from Africa.

Copper

We had consolidated sales of 290 million pounds of copper (130 million equity pounds) in 2008, 428 million pounds (204 million equity pounds) in 2007 and 435 million pounds (230 million equity pounds) in 2006. We had consolidated sales of 201 million pounds of copper (90 million equity pounds) in the six months ended June 30, 2009, and 157 million pounds of copper (70 million equity pounds) in the six months ended June 30, 2008. For 2008, 2007 and 2006, 12%, 22% and 14%, respectively, of our net revenues were attributable to copper sales. For the six months ended June 30, 2009 and June 30, 2008, 12% and 18%, respectively, of our net revenues were attributable to copper sales. Production at Batu Hijau is in the form of a copper/gold concentrate that is sold to smelters and traders for further treatment and refining.

Additional Information

Our principal executive offices are located at 6363 South Fiddlers Green Circle, Greenwood Village, Colorado 80111. Our telephone number is (303) 863-7414. We maintain a website at http://www.newmont.com. Information presented on or accessed through our website is not incorporated into, or made part of, this prospectus supplement.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of Notes.” For purposes of this summary and the “Description of Notes,” references to “the Company,” “Newmont,” “issuer,” “we,” “our” and “us” refer only to Newmont Mining Corporation and not to its subsidiaries.

Issuer	Newmont Mining Corporation, a Delaware corporation.

Notes	$900,000,000 principal amount of 5.125% Senior Notes due 2019.

$1,100,000,000 principal amount of 6.250% Senior Notes due 2039.

Maturity	October 1, 2019, in the case of the 2019 notes, and October 1, 2039, in the case of the 2039 notes, in each case unless earlier redeemed.

Interest	5.125% per year, with respect to the 2019 notes, and 6.250% per year, with respect to the 2039 notes. Interest will accrue from September 18, 2009, and will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2010.

Optional Redemption	We may redeem some or all of the notes at any time or from time to time. The redemption prices are discussed under the caption “Description of Notes — Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of both (i) a change of control of Newmont and (ii) a downgrade within a specified period of the notes from an investment grade rating to below an investment grade rating by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, unless we have exercised our right to redeem the notes, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase.

Covenants	Under the indenture for the notes, we are subject to covenants limiting our ability to issue debt secured by mortgages on our principal properties or the stock of our restricted subsidiaries without equally and ratably securing the notes. In addition, under the indenture for the notes, our ability to engage in sale-leaseback transactions on our principal properties is also limited. See “Description of Debt Securities — Restrictive Covenants Required by the Indenture” in the accompanying prospectus. Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture governing the notes. In addition, neither we nor any of our subsidiaries are restricted under the indenture from incurring unsecured debt, paying dividends or issuing or repurchasing our securities.

Events of Default	If there is an event of default under the notes, the principal amount of the notes, plus accrued and unpaid interest, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

Ranking	The notes will be our general unsecured obligations that will rank senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes and equally in right of payment with all of our existing and future unsecured indebtedness and liabilities that are not so subordinated. The notes will effectively rank junior to any secured indebtedness of Newmont to the extent of the value of the assets securing such indebtedness, and will be effectively subordinated to all debt and other liabilities of our non-guarantor subsidiaries.

At June 30, 2009, our total consolidated indebtedness was approximately $3.0 billion. After giving pro forma effect to the sale of the notes and the use of proceeds therefrom, our as adjusted total consolidated indebtedness would have been approximately $4.9 billion. Approximately $346 million of that amount was indebtedness to third parties of our non-guarantor subsidiaries, which is structurally senior to the notes because it consists of obligations at the subsidiary level.

Subsidiary Guarantee	The notes will initially be guaranteed on a senior unsecured basis by our subsidiary Newmont USA Limited. The guarantee will be released if Newmont USA Limited ceases to guarantee more than $75 million of other debt of Newmont. See “Description of Debt Securities — Subsidiary Guarantees of Newmont USA Limited” in the accompanying prospectus.

The guarantee will be a general unsecured senior obligation of Newmont USA Limited and will rank equal in right of payment to all of Newmont USA Limited’s existing and future senior unsecured indebtedness and senior in right of payment to all of Newmont USA Limited’s future subordinated indebtedness. The guarantee will effectively rank junior to any secured indebtedness of Newmont USA Limited to the extent of the value of the assets securing such indebtedness.

Financial information for Newmont USA Limited can be found in the Newmont SEC filings (File No. 001-31240) as listed under “Where You Can Find More Information.”

At June 30, 2009, Newmont USA Limited had approximately $3.0 billion of consolidated indebtedness (including guaranteed debt), which consisted of approximately $2.3 billion of guarantees of indebtedness of Newmont, and approximately $406 million of its own debt, approximately $188 million of which is secured. The remaining debt of approximately $346 million is non-recourse debt of subsidiary companies.

Use of Proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $1,966 million, after deducting the underwriting discount and estimated expenses of this offering payable by us. We intend to use the net proceeds of this offering for working capital and for general corporate purposes including costs of exploration, development of our project pipeline and acquisition initiatives that may become available to us, although no specific acquisitions have been identified as of the date of this prospectus supplement. Pending those uses, we intend to repay a portion of our senior revolving credit facility and place the remaining proceeds in short-term liquid investments. See “Use of Proceeds.”

Further Issues	Newmont may, without the consent of the then existing holders of the notes of a series, “re-open” the series and issue additional notes, which additional notes will have the same terms as the notes of the same series issued hereby except for the issue price, issue date and under some circumstances, the first interest payment date. Newmont will not issue any additional notes of a series unless the additional notes will be fungible with the notes of the same series issued hereby for U.S. federal income tax purposes.

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The notes are new securities, and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice.

We do not intend to apply for a listing of the notes on any securities exchange.

Certain United States Federal Income Tax Considerations	For certain United States federal income tax considerations associated with acquiring, holding and disposing of the notes, see “Certain United States Federal Income Tax Considerations.”

Trustee and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	Investing in the notes involves risks. You should carefully consider the information under the section titled “Risk Factors” in this prospectus supplement and in Newmont’s Annual Report on Form 10-K for the year ended December 31, 2008, and all other information included in this prospectus supplement and the documents incorporated by reference before investing in the notes.

RISK FACTORS

You should carefully consider the risks described in our Annual Report on Form 10-K for the year ended December 31, 2008, as updated and supplemented by the discussion below, before making an investment decision. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the described risks actually occurs, our business, financial condition or results of operations could be materially adversely affected.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus supplement. See “Forward-Looking Statements.”

Risks Related to the Mining Industry Generally

A Substantial or Extended Decline in Gold or Copper Prices Would Have a Material Adverse Effect on Newmont

Our business is dependent on the realized price of gold and copper, which are affected by numerous factors beyond our control. Factors tending to put downward pressure on prices include:

•	Sales or leasing of gold by governments and central banks;

•	U.S. dollar strength;

•	Recession or reduced economic activity;

•	Speculative selling;

•	Decreased industrial, jewelry or investment demand;

•	Increased supply from production, disinvestment and scrap;

•	Sales by producers in forward and other hedging transactions; and

•	Devaluing local currencies (relative to gold and copper priced in U.S. dollars) leading to lower production costs and higher production in certain regions.

Any drop in the realized price of gold or copper adversely impacts our revenues, net income and cash flows, particularly in light of our strategy of not hedging revenues. We have recorded asset write-downs in the past and may experience additional impairments as a result of low gold or copper prices in the future.

In addition, sustained low gold or copper prices can:

•	Reduce revenues further through production declines due to cessation of the mining of deposits, or portions of deposits, that have become uneconomic at the then-prevailing gold or copper price;

•	Reduce or eliminate the profit that we currently expect from ore stockpiles and ore on leach pads;

•	Halt or delay the development of new projects;

•	Reduce funds available for exploration; and

•	Reduce existing reserves by removing ores from reserves that can no longer be economically processed at prevailing prices.

Also see the discussion in Item 1, Business, Gold or Copper Price, included in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated in this prospectus supplement by reference.

Gold and Copper Producers Must Continually Replace Reserves Depleted By Production

Gold and copper producers must continually replace reserves depleted by production. Depleted reserves must be replaced by expanding known ore bodies or by locating new deposits in order to maintain production levels over the long term. Exploration is highly speculative in nature, involves many risks and frequently is unproductive. Our new or ongoing exploration programs may not result in new mineral producing operations. In addition, for the year 2009, we anticipate that the global exploration budget will be reduced significantly, which may adversely affect the timing and extent of new mineral discoveries and the replacement of reserves. Once mineralization is discovered, it will likely take many years from the initial phases of exploration until production, during which time the economic feasibility of production may change.

Estimates of Proven and Probable Reserves Are Uncertain

Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, to a large extent, based on the price of gold and interpretations of geologic data obtained from drill holes and other exploration techniques. Producers use feasibility studies to derive estimates of capital and operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, the costs of comparable facilities, the costs of operating and processing equipment and other factors. Actual operating costs and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phase of exploration before production and, during that time, the economic feasibility of exploiting a discovery may change.

Increased Costs Could Affect Profitability

Costs at any particular mining location frequently are subject to variation due to a number of factors, such as changing ore grade, changing metallurgy and revisions to mine plans in response to the physical shape and location of the ore body. In addition, costs are affected by the price of input commodities, such as fuel, electricity and labor. Commodity costs are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. Reported costs may also be affected by changes in accounting standards. A material increase in costs at any significant location could have a significant effect on our profitability and cash flow. In 2008 and 2007, we incurred significant increases in the costs of labor, fuel, power and other bulk consumables, which increased reported Costs applicable to sales, in addition to increasing the costs of capital projects.

We anticipate significant capital expenditures over the next several years in connection with the development of new projects and sustaining existing operations. Costs associated with capital expenditures have escalated on an industry-wide basis over the last several years, as a result of major factors beyond our control, including the prices of oil, steel and other commodities and labor. Increased costs for capital expenditures may have an adverse effect on the profitability of existing mining operations and economic returns anticipated from new mining projects.

Shortages of Critical Parts, Equipment and Skilled Labor May Adversely Affect our Operations and Development Projects

The industry has been impacted by increased demand for critical resources such as input commodities, drilling equipment, tires and skilled labor. These shortages have caused unanticipated cost increases and delays in delivery times, thereby impacting operating costs, capital expenditures and production schedules.

Mining Accidents or Other Adverse Events or Conditions at a Mining Location Could Reduce our Production Levels

At any of our operations, production may fall below historic or expected levels as a result of mining accidents such as a pit wall failure in an open pit mine, cave-ins or flooding. In addition, production may be unexpectedly reduced at a location if, during the course of mining, unfavorable ground conditions or seismic activity, extreme or prolonged storm events, or prolonged adverse climate changes are encountered; ore grades are lower than expected; the physical or metallurgical characteristics of the ore are less amenable to mining or treatment than expected; or our equipment, processes or facilities fail to operate properly or as expected.

Mining Companies Are Subject to Extensive Environmental Laws and Regulations

Our exploration, mining and processing operations are regulated in all countries in which we operate under various federal, state, provincial and local laws relating to the protection of the environment, which generally include air and water quality, hazardous waste management and reclamation. Delays in obtaining, or failure to obtain, government permits and approvals may adversely impact our operations. The regulatory environment in which we operate could change in ways that would substantially increase costs to achieve compliance, or otherwise could have a material adverse effect on our operations or financial position. For a more detailed discussion of potential environmental liabilities, see the discussion in Environmental Matters, Note 33 to the Consolidated Financial Statements for the year ended December 31, 2008 included in our Current Report on Form 8-K dated September 14, 2009, which is incorporated in this prospectus supplement by reference.

Risks Related to Newmont

Our Operations Outside North America and Australia/New Zealand Are Subject to Risks of Doing Business Abroad

Exploration, development, production and closure activities outside of North America and Australia/New Zealand are potentially subject to heightened political and economic risks, including:

•	Cancellation or renegotiation of contracts;

•	Disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;

•	Changes in foreign laws or regulations;

•	Royalty and tax increases or claims by governmental entities, including retroactive claims;

•	Expropriation or nationalization of property;

•	Currency fluctuations (particularly in countries with high inflation);

•	Foreign exchange controls;

•	Restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, or on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts;

•	Import and export regulations, including restrictions on the export of gold;

•	Restrictions on the ability to pay dividends offshore;

•	Risk of loss due to civil strife, acts of war, guerrilla activities, insurrection and terrorism;

•	Risk of loss due to disease and other potential endemic health issues; and

•	Other risks arising out of foreign sovereignty over the areas in which our operations are conducted, including risks inherent in contracts with government owned entities.

Consequently, our exploration, development and production activities outside of North America and Australia/New Zealand may be substantially affected by factors beyond our control, some of which could materially adversely affect our financial position or results of operations. Furthermore, if a dispute arises from such activities, we may be subject to the exclusive jurisdiction of courts outside North America or Australia/New Zealand, which could adversely affect the outcome of a dispute.

Our Batu Hijau Operation in Indonesia is Subject to Political and Economic Risks

We have a substantial investment in Indonesia, a nation that since 1997 has undergone financial crises and devaluation of its currency, outbreaks of political and religious violence and acts of terrorism, changes in national leadership, and the secession of East Timor, one of its former provinces. These factors heighten the risk of abrupt changes in the national policy toward foreign investors, which in turn could result in unilateral modification of concessions or contracts, increased taxation, denial of permits or permit renewals or expropriation of assets. Presidential and parliamentary elections recently took place, and although the president was re-elected, new ministers or members of parliament may have different (and potentially more negative) views relating to mining in general or relative to our assets and operations from those of their predecessors.

Recent violence committed by radical elements in Indonesia and other countries, and the presence of U.S. forces in Iraq and Afghanistan, may increase the risk that operations owned by U.S. companies will be the target of violence. If our Batu Hijau operation was so targeted it could have an adverse effect on our business.

Our Interest in PT Newmont Nusa Tenggara (“PTNNT”) in Indonesia May be Reduced or Terminated under the Contract of Work

We operate Batu Hijau, a producer of copper/gold concentrates, in which we currently have a 45% ownership interest, held through the Nusa Tenggara Partnership (“NTP”) with an affiliate of Sumitomo Corporation of Japan. We have a 56.25% interest in NTP and a Sumitomo affiliate holds the remaining 43.75%. NTP in turn owns 80% of PTNNT, the Indonesian subsidiary that owns Batu Hijau. The remaining 20% interest in PTNNT is owned by P.T. Pukuafu Indah (“PTPI”), an unrelated Indonesian company.

Under the Contract of Work executed in 1986 between the Indonesian government and PTNNT, beginning in 2006 and continuing through 2010, a portion of PTNNT’s shares must be offered for sale, first, to the Indonesian government or, second, to Indonesian nationals, such portion equal to the difference between the following percentages and the percentage of shares already owned by the Indonesian government or Indonesian nationals (if such number is positive): 23% by March 31, 2006; 30% by March 31, 2007; 37% by March 31, 2008; 44% by March 31, 2009; and 51% by March 31, 2010. The price at which such interest must be offered for sale to the Indonesian parties is the highest of the then-current replacement cost, the price at which shares would be accepted for listing on the Jakarta Stock Exchange, or the fair market value of such interest as a going concern, as agreed with the Indonesian government. Pursuant to this provision, it is possible that the ownership interest of the Newmont-Sumitomo partnership in PTNNT could be reduced to 49%, thus reducing our ability to control the operation at Batu Hijau.

PTPI has owned and continues to own a 20% interest in PTNNT, and therefore NTP was required to offer a 3% interest in the shares of PTNNT for sale in 2006 and an additional 7% interest in each of 2007, 2008 and 2009. In accordance with the Contract of Work, an offer to sell a 3% interest was made to the government of Indonesia in 2006 and an offer for an additional 7% interest was made in each of 2007, 2008 and 2009. Following notifications from the Department of Energy and Mineral Resources (the “DEMR”) alleging that PTNNT was in breach of its divestiture requirements under the Contract of Work and threatening to issue a notice to terminate the Contract of Work if PTNNT did not agree to divest by 2006, 2007, and 2008 shares in accordance with the direction of the DEMR the matter was submitted to an international arbitration panel. That panel ruled in March 2009 that the 2006, 2007 and 2008 shares must be sold by the end of September 2009 and gave PTNNT until then to cure any default by selling the shares. The company has reached agreement with the Indonesian Government and Regional Governments on the price of the disputed shares as well as the 2009 shares; however, the transfers have not occurred and it is uncertain whether they will occur by the deadline, or whether the deadline will be extended. Future disputes may arise as to the divestiture of the shares, the outcome of which cannot be predicted. It is uncertain who will acquire the divestiture shares or the nature of our relations with the new owner or owners.

Our Operations in Peru are Subject to Political Risks

During the last several years, Yanacocha, in which we own a 51.35% interest, has been the target of numerous local political protests, including ones that blocked the road between the Yanacocha mine complex and the City of Cajamarca in Peru. In 2004, local opposition to the Cerro Quilish project (which is located adjacent to Yanacocha) became so pronounced that Yanacocha decided to relinquish its drilling permit for Cerro Quilish and the deposit was reclassified from proven and probable reserves to non-reserve mineralization. In 2006 a road blockade was carried out by members of the Combayo community. This blockade was unrelated to Cerro Quilish and resulted in a brief cessation of mining activities. We cannot predict whether similar or more significant incidents will occur and the recurrence of significant community opposition or protests could adversely affect Yanacocha’s assets and operations. In 2007, 2008 and thus far in 2009, no material roadblocks or protests occurred involving Yanacocha.

Presidential, congressional and regional elections took place in Peru in 2006, with the new national government taking office in July 2006. In December 2006, Yanacocha, along with other mining companies in Peru, entered into an agreement with the central government to contribute 3.75% of net profits to fund social development projects. Although the current government has generally taken positions promoting private investment, we cannot predict future government positions on foreign investment, mining concessions, land tenure, environmental regulation or taxation. A change in government positions on these issues could adversely affect Yanacocha’s assets and operations.

Our Success Depends on our Social and Environmental Performance

Our ability to operate successfully in communities around the world will likely depend on our ability to develop, operate and close mines in a manner that is consistent with the health and safety of our employees, the protection of the environment, and the creation of long-term economic and social opportunities in the communities in which we operate. We have implemented a management system designed to promote continuous improvement in health and safety, environmental performance and community relations. However, our ability to operate could be adversely impacted by accidents or events detrimental (or perceived to be detrimental) to the health and safety of our employees, the environment or the communities in which we operate.

Remediation Costs for Environmental Liabilities May Exceed the Provisions We Have Made

We have conducted extensive remediation work at two inactive sites in the United States. We are conducting mill remediation activities at a third site in the United States, an inactive uranium mine and mill formerly operated by a subsidiary of Newmont, but remediation at the mine is subject to dispute. In late 2008, the EPA issued an order regarding water management at the mine. The environmental standards that may ultimately be imposed at this site remain uncertain and a risk exists that the costs of remediation may exceed the financial accruals that have been made for such remediation by a material amount. For a more detailed discussion of potential environmental liabilities, see the discussion in Environmental Matters, Note 33 to the Consolidated Financial Statements for the year ended December 31, 2008 included in our Current Report on Form 8-K dated September 14, 2009, which is incorporated in this prospectus supplement by reference.

Whenever a previously unrecognized remediation liability becomes known, or a previously estimated reclamation cost is increased, the amount of that liability and additional cost will be recorded at that time and could materially reduce net income in that period.

Currency Fluctuations May Affect Costs

Currency fluctuations may affect the costs that we incur at our operations. Gold is sold throughout the world based principally on the U.S. dollar price, but a portion of our operating expenses are incurred in local currencies. The appreciation of non-U.S. dollar currencies against the U.S. dollar increases the costs of gold production in U.S. dollar terms at mines located outside the United States.

The foreign currency that primarily impacts our results of operations is the Australian dollar. We estimate that every $0.10 increase in U.S. dollar / Australian dollar exchange rate increases annually the U.S. dollar Costs applicable to sales by approximately $35 or $40 for each ounce of gold produced from operations in Australia before taking into account the impact of currency hedging. In mid-2007, we implemented derivative programs to hedge up to 75% of our future forecasted Australian dollar denominated operating and capital expenditures to reduce the variability in our Australian dollar denominated expenditures. As of June 30, 2009, we have hedged 53%, 27% and 7% of our forecasted Australian denominated operating costs in 2010, 2011 and 2012, respectively. We have also hedged 77% of our expected remaining 2009 Australian dollar operating expenditures, and 83% of our expected remaining Australian denominated capital expenditures at Boddington. Our Australian dollar derivative programs will limit the benefit to the Company of future decreases if any, in the US dollar/Australian dollar exchange rates. For additional information, see Item 7, Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations, Results of Consolidated Operations, Foreign Currency Exchange Rates, included in our Current Report on Form 8-K dated September 14, 2009, which is incorporated in this prospectus supplement by reference. For a more detailed description of how currency exchange rates may affect costs, see discussion in Foreign Currency in Item 7A, Quantitative and Qualitative Discussions About Market Risk, included in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated in this prospectus supplement by reference.

Cost Estimates and Timing of New Projects Are Uncertain

The capital expenditures and time required to develop new mines or other projects are considerable and changes in costs, construction schedules, or both, can affect project economics. There are a number of factors that can affect costs and construction schedules, including, among others:

•	Availability of labor, power, transportation, commodities and infrastructure;

•	Changes in input commodity prices and labor costs;

•	Fluctuations in currency exchange rates;

•	Availability and terms of financing;

•	Difficulty of estimating construction costs over a period of years;

•	Delays in obtaining environmental or other government permits;

•	Weather and severe climate impacts; and

•	Potential delays related to social and community issues.

Our Operations May Be Adversely Affected By Power Shortages

We have periodically experienced power shortages in Ghana resulting primarily from a nationwide drought, increasing demands for electricity, and insufficient hydroelectric or other generating capacity, which caused curtailment of production at our Ahafo operations. As a result of the mining industry’s initiative to construct and install an 80 mega-watt power plant during 2007, the Ghanaian government has agreed, if required, to curtail power consumption as a result of power shortages, to distribute power proportionately between participating mines and other industrial and commercial users. Alternative sources of power may result in higher than anticipated costs, which will affect operating costs. Continued power shortages and increased costs may adversely affect our results of operations and financial condition.

Occurrence of Events for Which We Are Not Insured May Affect our Cash Flow and Overall Profitability

We maintain insurance policies that mitigate against certain risks related to our operations. This insurance is maintained in amounts that we believe are reasonable depending upon the circumstances surrounding each identified risk. However, we may elect not to have insurance for certain risks because of the high premiums associated with insuring those risks or for various other reasons; in other cases, insurance may not be available for certain risks. Some concern always exists with respect to investments in parts of the world where civil unrest, war, nationalist movements, political violence or economic crises are possible. These countries may also pose heightened risks of expropriation of assets, business interruption, increased taxation or unilateral modification of concessions and contracts. We do not maintain insurance policies against political risk. Occurrence of events for which we are not insured may affect our cash flow and overall profitability.

Our Business Depends on Good Relations with our Employees

Due to union activities or other employee actions, we could experience labor disputes, work stoppages or other disruptions in production that could adversely affect us. As of June 30, 2009, union represented employees constituted approximately 44% of our worldwide work force. Currently, there are labor agreements in effect for all of these workers. We may be unable to resolve any future disputes without disruption to operations.

Title to Some of our Properties May Be Defective or Challenged

Although we have conducted title reviews of our properties, title review does not necessarily preclude third parties from challenging our title or related property rights. While we believe that we have satisfactory title to our properties, some risk exists that some titles may be defective or subject to challenge. In addition, certain of our Australian properties could be subject to native title or traditional landowner claims, but such claims would not deprive us of the properties. For information regarding native title or traditional landowner claims, see the discussion under the Australia/New Zealand section of Item 2, Properties, included in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated in this prospectus supplement by reference.

Competition from Other Mining Companies May Harm our Business

We compete with other mining companies to attract and retain key executives, skilled labor, contractors and other employees. We compete with other mining companies for the services of skilled personnel and contractors and for specialized equipment, components and supplies, such as drill rigs, necessary for exploration and development. We also compete with other mining companies for rights to mine properties containing gold and other minerals. We may be unable to continue to attract and retain skilled and experienced employees, to obtain the services of skilled personnel and contractors or specialized equipment or supplies, or to acquire additional rights to mine properties.

Certain Factors Outside of our Control May Affect our Ability to Support the Carrying Value of Goodwill

At June 30, 2009, the carrying value of goodwill was approximately $188 million or 1% of our total assets. Goodwill was assigned to various mine site reporting units in the Australia/New Zealand Segment in connection with our February 2002 acquisition of Normandy and represents the excess of the aggregate purchase price over the fair value of the identifiable net assets acquired. We evaluate, on at least an annual basis, the carrying amount of goodwill to determine whether current events and circumstances indicate that such carrying amount may no longer be recoverable. This evaluation involves a comparison of the estimated fair value of our reporting units to their carrying values. If the carrying amount of goodwill for any reporting unit exceeds its estimated fair value, a non-cash impairment charge could result. Material risks that could potentially result in an impairment of goodwill include: (i) a significant decrease in our long-term gold price assumption; (ii) a decrease in reserves; (iii) a lack of exploration success which could result in a significant reduction in the estimated fair value of mine site exploration potential; and (iv) any event that might otherwise adversely affect mine site production levels, operating costs or capital costs. For a more detailed description of the estimates and assumptions involved in assessing the recoverability of the carrying value of goodwill, see Item 7, Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations, Critical Accounting Policies, included in our Current Report on Form 8-K dated September 14, 2009, which is incorporated in this prospectus supplement by reference.

Our Ability to Recognize the Benefits of Deferred Tax Assets is Dependent on Future Cash Flows and Taxable Income

We recognize the expected future tax benefit from deferred tax assets when the tax benefit is considered to be more likely than not of being realized. Otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, our ability to realize the deferred tax assets could be impacted. Additionally, future changes in tax laws could limit our ability to obtain the future tax benefits represented by our deferred tax assets. At June 30, 2009, the Company’s current and long-term deferred tax assets were $188 million and $1,126 million, respectively.

Returns for Investments in Pension Plans Are Uncertain

We maintain pension plans for certain employees which provide for specified payments after retirement. The ability of the pension plans to provide the specified benefits depends on our funding of the plans and returns on investments made by the plans. Returns, if any, on investments are subject to fluctuations based on investment choices and market conditions. A sustained period of low returns or losses on investments could require us to fund the pension plans to a greater extent than anticipated. During the second half of 2008, the value of the investments in our pension plans decreased significantly. While the plans have sufficient assets to meet benefit payments in the near term, the plans are underfunded for purposes of long-term sustainable payout to all employees. If the plan investment values do not recover sufficiently, we may be required to increase the amount of future cash contributions. For a more detailed discussion of the funding status and expected benefit payments to plan participants, see the discussion in Employee-Related Benefits, Note 22 to the Consolidated Financial Statements included in our Current Report on Form 8-K dated September 14, 2009, which is incorporated in this prospectus supplement by reference.

Risks Related to the Notes

The Notes and the Guarantees Will Be Effectively Subordinated to All of our Existing and Future Secured Debt and to All Existing and Future Liabilities of our Subsidiaries Other than Newmont USA Limited, Which May Affect Your Ability to Receive Payments on the Notes

The notes will be general unsecured obligations of Newmont and only one of our subsidiaries, Newmont USA Limited, initially will guarantee our obligations under the notes. The guarantee of Newmont USA Limited will be released if Newmont USA Limited ceases to guarantee more than $75 million of other debt of Newmont. See “Description of Debt Securities — Subsidiary Guarantees of Newmont USA Limited” in the accompanying prospectus. None of our other subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to claims of our secured creditors as well as to the liabilities of our non-guarantor subsidiaries, and the subsidiary guarantees will be effectively subordinated to the claims of the secured creditors of Newmont USA Limited. We currently conduct a significant portion of our operations through our subsidiaries and our subsidiaries have significant liabilities. At June 30, 2009, our non-guarantor subsidiaries had indebtedness of $346 million and additional liabilities, including substantial liabilities to trade creditors. Our cash flow and our ability to service our debt, including the notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Except for Newmont USA Limited, our subsidiaries will have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our non-guarantor subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

In addition, the notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes are effectively subordinated to any secured debt we or our subsidiaries may incur. At June 30, 2009, Newmont USA Limited had indebtedness of $406 million, $188 million of which was secured. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

The Notes Do Not Contain Restrictive Covenants and We May Incur Substantially More Debt or Take Other Actions which May Affect our Ability to Satisfy our Obligations Under the Notes

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the incurrence of indebtedness, the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.

Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

An Active Trading Market for the Notes May Not Develop

Each series of the notes is a new issue of securities for which there is currently no public market. Any trading of the notes may be at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes of either series. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed. We do not intend to apply for the notes of either series to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes of either series at any time, for any reason or for no reason, without notice. If any or all of the underwriters cease to act as market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

We May Be Unable to Purchase the Notes upon a Change of Control Repurchase Event

If we experience a change of control and the notes experience a specified credit rating decline, we will be required to offer to purchase the notes for cash at a price equal to 101% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase in order to avoid an event of default under the indenture. See “Description of Notes — Change of Control Repurchase Event.” A change of control may also require us to purchase certain of our other indebtedness and give rise to the early termination of our primary bank credit facility. In the event of a change of control and, in certain prescribed circumstances a specified credit rating decline relating to our debt, we may not have sufficient funds to purchase all of the affected indebtedness and to repay the amounts owing under our primary bank credit facility.

Future Funding Requirements May Affect our Business

The construction of potential future projects including the Akyem and Subika Underground projects in Ghana, the Conga project in Peru, the Hope Bay project in Nunavut, Canada, and various exploration projects in our pipeline will require significant funding. Our operating cash flow may become insufficient to meet all of these expenditures, depending on the timing and costs of development of these and other projects. As a result, new sources of capital may be needed to meet the funding requirements of these investments, fund our ongoing business activities and pay dividends. Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, future gold and copper prices, our operational performance and our current cash flow and debt position, among other factors. Given the limited global availability of credit for use in connection with capital projects, and given our existing debt position, we may determine that in order to retain our investment grade rating, we may need to issue additional equity or other securities, defer projects or sell assets. In the event of lower gold and copper prices, unanticipated operating or financial challenges, or new funding limitations, our ability to pursue new business opportunities, invest in existing and new projects, fund our ongoing business activities, retire or service all outstanding debt and pay dividends could be significantly constrained.

The Notes May Receive a Lower Rating Than Anticipated

If one or more rating agencies assigns the notes of either series a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes of that series would be harmed.

Any Downgrade in the Credit Ratings Assigned to our Debt Securities could Increase our Future Borrowing Costs and Adversely Affect the Availability of New Financing

Currently, Standard & Poor’s Ratings Services rates Newmont Mining Corporation BBB+, with negative outlook, and Moody’s Investors Service, Inc. rates Newmont Mining Corporation Baa2, with stable outlook. There can be no assurance that any rating assigned will remain for any given period of time or that a rating will not be lowered if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, so warrant. If we are unable to maintain our outstanding debt and financial ratios at levels acceptable to the credit rating agencies, or should our business prospects deteriorate, our ratings could be downgraded by the rating agencies, which could adversely affect the value of our outstanding securities, our existing debt and the availability of other new financing on favorable terms, if at all, increase our borrowing costs and impair our results of operations and financial condition. See also “— Future Funding Requirements May Affect our Business” and “— Current Global Financial Conditions Could Adversely Affect the Availability of New Financing and our Operations.”

Current Global Financial Conditions Could Adversely Affect the Availability of New Financing and our Operations

Current global financial conditions have been characterized by increased market volatility. Several financial institutions have either gone into bankruptcy or have had to be re-capitalized by governmental authorities. Access to financing has been negatively impacted by both the rapid decline in value of sub-prime mortgages and the liquidity crisis affecting the asset-backed commercial paper market. These factors may adversely affect our ability to obtain equity or debt financing in the future on terms favorable to us. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. If such increased levels of volatility and market turmoil continue, our operations could be adversely impacted.

The Subsidiary Guarantee Could Be Voided if it Constitutes a Fraudulent Transfer Under U.S. Bankruptcy or Similar State Law, which Would Prevent the Holders of the Notes from Relying on the Subsidiary Guarantor to Satisfy Claims

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A guarantee may also be voided, without regard to the above factors, if a court found that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the subsidiary guarantee with respect to the notes, the holders of the notes would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

The subsidiary guarantee for the notes will contain a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $1,966 million, after deducting the underwriting discount and estimated expenses of this offering payable by us. We intend to use the net proceeds of this offering for working capital and for general corporate purposes including costs of exploration, development of our project pipeline and acquisition initiatives that may become available to us, although no specific acquisitions have been identified as of the date of this prospectus supplement. Pending those uses, we intend to repay a portion of our senior revolving credit facility and place the remaining proceeds in short-term liquid investments. At September 11, 2009, approximately $340 million was outstanding under our senior revolving credit facility, which borrowings were used to finance a portion of the purchase price of the remaining 33.33% interest in the Boddington project in Western Australia.

Our senior revolving credit facility, which was amended and restated on April 24, 2007, provides for a total commitment of $2 billion and matures on April 24, 2012. Borrowings under our senior revolving credit facility bear interest at either (i) LIBOR plus a margin which varies based on our credit rating, (ii) the prime rate publicly announced by JPMorgan Chase Bank, N.A., or (iii) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, plus 0.5%. Based on our election as of June 30, 2009 to have borrowings under our senior revolving credit facility bear interest at LIBOR plus a margin, at September 11, 2009, the weighted average interest rate on borrowings under our senior revolving credit facility was 0.54%.

CAPITALIZATION

The following table summarizes our cash, cash equivalents, marketable securities and other short-term investments and our capitalization at June 30, 2009 on:

•	an actual basis; and

•	as adjusted to give effect to the sale of the notes offered hereby and the application of the net proceeds thereof as described under “Use of Proceeds.”

You should read the following table in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included in our most recent Quarterly Report on Form 10-Q and incorporated by reference in this document and with the section entitled “Description of Notes” in this prospectus supplement.

	June 30, 2009
		As Adjusted for
	Actual	this Offering
	($ millions)

Cash, cash equivalents, marketable securities and other short-term investments(1)	$563	$2,429

Long-Term Debt, Including Current Portion
Newmont Mining Corporation(2):
Senior revolving credit facility due 2012	$100	$—
5 1/8% Senior Notes due 2019, net of discount, offered hereby	—	896
6 1/4% Senior Notes due 2039, net of discount, offered hereby	—	1,087
5 7/8% notes due 2035, net of discount	597	597
3% Convertible Senior Notes due 2012, net of discount	452	452
1 1/4% Convertible Senior Notes due 2014, net of discount	458	458
1 5/8% Convertible Senior Notes due 2017, net of discount	409	409

Total	2,016	3,899
Newmont USA Limited:
Sale-leaseback of refractory ore treatment plant	188	188
8 5/8% debentures, net of discount	218	218

Total	406	406
Subsidiary company facilities:
PTNNT project financing facility	263	263
PTNNT shareholder loans	72	72
MYsrl syndicated bank facility	69	69
MYsrl bonds	100	100
Ahafo project facility	80	80

Total	584	584
Capital leases and other	25	25

Total long-term debt	$3,031	$4,914

Equity:
Common stock, $1.60 par value; 750,000,000 shares authorized, 479,970,948 shares issued and outstanding (less 270,366 treasury shares)	$768	$768
Additional paid in capital	8,052	8,052
Accumulated other comprehensive income	141	141
Retained earnings	302	302

Newmont stockholders’ equity	9,263	9,263
Noncontrolling interests	1,491	1,491

Total equity	$10,754	$10,754

Total capitalization	$13,785	$15,668

(1)	The net proceeds of this offering are included in “Cash, cash equivalents, marketable securities and other short-term investments” or as a reduction of amounts due under the “Senior revolving credit facility due 2012” in the table above.

(2)	All outstanding indebtedness of Newmont Mining Corporation, including indebtedness under the senior revolving credit facility, is unsecured and guaranteed by Newmont USA Limited.

DESCRIPTION OF NOTES

General

The following description of the particular terms of the notes of each series offered by this prospectus supplement supplements the description of the general terms and provisions of the debt securities included in the attached prospectus. The 2019 notes and the 2039 notes will be issued under an indenture, to be dated as of September 18, 2009, among Newmont Mining Corporation, Newmont USA Limited and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the first supplemental indenture thereto, to be dated as of September 18, 2009, among Newmont Mining Corporation, Newmont USA Limited and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the notes of each series include those expressly set forth in the indenture, as supplemented, and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Although, for convenience, the 2019 notes and the 2039 notes are referred to as the “notes,” the 2019 notes and the 2039 notes will be issued each as a separate series and will not together have any class voting or other rights. All references in this description of notes to the notes and to holders of the notes mean (i) in the case of the 2019 notes, the 2019 notes and the holders of the 2019 notes and (ii) in the case of the 2039 notes, the 2039 notes and the holders of the 2039 notes. The following summary of the notes is qualified in its entirety by reference to the description of the debt securities and indenture contained in the accompanying prospectus.

The 2019 notes will mature on October 1, 2019 and the 2039 notes will mature on October 1, 2039. The notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The notes will be issued in fully registered form only, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Newmont USA Limited will unconditionally guarantee on an unsubordinated basis the due and punctual payment of the principal of, and any interest on the notes, when and as these payments become due and payable, whether at maturity, declaration of acceleration, or otherwise. The guarantee of the notes will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of Newmont USA Limited.

Further Issues

We may, without the consent of the then existing holders of the notes of a series, “re-open” the series and issue additional notes, which additional notes will have the same terms as the notes of the same series issued hereby except for the issue price, issue date and under some circumstances, the first interest payment date. We will not issue any additional notes of a series unless the additional notes will be fungible with the notes of the same series issued hereby for U.S. Federal income tax purposes.

Interest

We will pay interest on the 2019 notes at a rate of 5.125% per annum and on the 2039 notes at a rate of 6.250% per annum, each semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2010, to the persons in whose names the notes are registered at the close of business on March 15 or September 15, as the case may be (whether or not a business day), immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date falls on a day that is not a business day, the interest payment will be postponed to the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date to such date of payment. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date to such date of payment. Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Optional Redemption

The notes may be redeemed, in whole or in part, at our option at any time or from time to time. We will notify the trustee of our decision to redeem the notes, in whole or in part, as provided in the indenture. The redemption price for the notes to be redeemed on any redemption date will be calculated by us and will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), as determined by the Reference Treasury Dealer (as defined below), plus 30 basis points for the 2019 notes or 35 basis points for the 2039 notes, plus, in each case, accrued and unpaid interest on the notes to the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360 day year consisting of twelve 30 day months.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Independent Investment Banker” means Deutsche Bank Securities Inc. or UBS Securities LLC and their respective successors, or if all of such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means (A) Deutsche Bank Securities Inc. or UBS Securities LLC (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Change of Control Repurchase Event

If a change of control repurchase event occurs in respect of the notes, unless we have has exercised our right to redeem the notes as described under “— Optional Redemption”, we will be required to make an offer to each holder of the notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the proposed change of control, we will mail a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Holders of notes electing to have their notes purchased pursuant to a change of control repurchase event offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the repurchase payment date. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any applicable securities or corporate laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities or corporate laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

(1) accept for payment all notes or portions of the notes properly tendered pursuant to our offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes (or make payment through the Depositary), and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes issued by it upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Newmont and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Newmont or one of our subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a subsidiary of Newmont) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting stock of Newmont or other voting stock into which Newmont’s voting stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares;

(3) Newmont consolidates with, or merges with any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates with, or merges with or into, Newmont, in any such event pursuant to a transaction in which any of the outstanding voting stock of Newmont or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of Newmont outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the board of directors of Newmont are not continuing directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of Newmont.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) Newmont becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Newmont’s voting stock immediately prior to that transaction or (B) immediately following that transaction, no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of Newmont’s and its subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Newmont to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of Newmont’s and its subsidiaries’ assets taken as a whole to another person or group may be uncertain.

“change of control repurchase event” means, with respect to a change of control and provided the notes carry an investment grade credit rating from both rating agencies immediately prior to the first public announcement of the occurrence of the change of control or of the intention of Newmont to effect the change of control, the notes are rated below investment grade by both rating agencies on any date within the 60-day period (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either of the rating agencies) after the earlier of the occurrence of the change of control and the first public announcement of the intention to effect the change of control; provided that a change of control purchase event shall be deemed not to have occurred if (A) a rating agency that has reduced its rating of the notes below investment grade during that period does not announce or publicly confirm or inform the trustee in writing at Newmont’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised from or arising as a result of the applicable change of control (regardless of whether that change of control shall then have occurred) or (B) a rating of the notes by one of the rating agencies is within that period subsequently upgraded to an investment grade credit rating. For greater certainty, a change of control repurchase event will be deemed not to have occurred in connection with any particular change of control unless and until that change of control has actually been consummated.

“continuing director” means, as of any date of determination, any member of the board of directors of Newmont who:

(1) was a member of such board of directors on the date of the closing of this offering; or

(2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of Newmont’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Newmont as a replacement rating agency or replacement ratings agencies.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“rating agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of Newmont’s control, Newmont may select (as certified by a resolution of Newmont’s board of directors) a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and its successors.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Newmont and, thus, the removal of incumbent management. Subject to the limitations discussed below, Newmont could, in the future, enter into certain transactions, including acquisitions, refinancing or other recapitalizations, that would not constitute a change of control repurchase event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Newmont’s capital structure or credit ratings on the notes. Restrictions on Newmont’s ability to incur liens are contained in the covenants as described under “Description of Debt Securities and the Guarantees — Certain Covenants — Limitation on Liens” in the accompanying prospectus.

Newmont may not have sufficient funds to repurchase all the notes upon a change of control repurchase event.

Book-Entry, Delivery and Form

The notes initially will be evidenced by one or more global notes deposited with the trustee as custodian for The Depository Trust Company (which we sometimes refer to as DTC), and registered in the name of Cede & Co. as DTC’s nominee.

Unless a global note is exchanged in whole or in part for debt securities in definitive form, a global note may generally be transferred only as a whole and only to another nominee of the depositary or to a successor depositary or its nominee.

DTC currently limits the maximum denomination of any single global note to $500 million. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the clearance and recording of the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participant’s accounts. This eliminates the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations such as securities brokers and dealers, banks and trust companies that work through a participant, either directly or indirectly use DTC’s book-entry system. The rules that apply to DTC and its participants are on file with the SEC.

Pursuant to DTC’s procedures, upon issuance of debt securities represented by a global note in connection with the sale of the debt securities to one or more underwriters, DTC will credit the accounts of the participants designated by the underwriters with the principal amount of the debt securities purchased by the underwriters. Ownership of beneficial interests in a global note will be shown

•	on DTC’s records with respect to participants;

•	by the participants with respect to indirect participants and certain beneficial owners; and

•	by the indirect participants with respect to all other beneficial owners.

The laws of some states require that certain persons take physical delivery in definitive form of the securities which they own. Consequently, the ability to transfer beneficial interests in a global note may be limited.

Under the indenture, if the nominee of DTC is the registered owner of a global note, the nominee will be considered the sole owner or holder of the debt securities. Except as provided below, owners of a global note will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders thereof under the indentures for any purpose, including with respect to the giving of any directions, instructions or approval to the trustee. However, DTC has advised us that pursuant to its customary practice with respect to the giving of consents and votes, it will deliver an omnibus proxy to the trustee assigning the related holder’s voting rights to the participant to whose account the debt securities are credited on the record date. Each proxy will include a list of participants’ positions in the relevant security as of the record date for a consent or vote.

We will wire to DTC’s nominee principal and interest payments with respect to global notes. We and the trustee will treat DTC’s nominee as the owner of the global notes for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes or for maintaining and reviewing any records relating to the beneficial ownership interest.

It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit participants’ accounts on the payment date according to their holdings of beneficial interests in the global notes as shown on DTC’s records. DTC’s current practice is to credit such accounts, as to interest, in next-day funds and, as to principal, in same-day funds. Payments by participants to owners of beneficial interests in the global notes will be governed by standing instructions and customary practices between the participants and the owners of beneficial interests in the global notes, as is the case with securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC, the underwriters, the trustee or us.

Debt securities represented by a global note will be exchangeable for debt securities in definitive form with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary, and we do not appoint a successor depositary within 90 days or

•	we determine not to have the debt securities represented by global notes.

If any of these events occur, DTC will generally notify all direct participants of the availability of definitive debt securities. These securities will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof, in registered form only, and without coupons. We will maintain one or more offices or agencies in New York City to facilitate the transfer or exchange of the global notes. You will not be required to pay any service charges for any transfer or exchange, but we may require you to pay any tax, other governmental charge or payment in connection with the exchange or transfer.

Same-Day Settlement in respect of Global Notes

Secondary trading in definitive long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, debt securities represented by global notes held by DTC will trade in DTC’s Same-Day Funds Settlement System until maturity, and DTC therefore will require that secondary market trading activity in such debt securities settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in debt securities represented by global notes.

Regarding the Trustee

BNY Mellon Capital Markets, LLC, an underwriter in this offering, is an affiliate of The Bank of New York Mellon Trust Company, N.A., trustee under the indenture to be entered into between Newmont Mining Corporation, Newmont USA Limited and The Bank of New York Mellon Trust Company, N.A.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes certain U.S. federal income tax considerations associated with acquiring, owning and disposing of the notes. The discussion does not address any state, local or non-U.S. taxes or the U.S. federal estate or gift tax or alternative minimum tax. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to any of the statements made in this summary, and we cannot assure you that the IRS will agree with such statements.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations, regulated investment companies, real estate investment trusts, partnerships or other pass through entities or investors in such entities, persons liable for alternative minimum tax, and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons who purchase the notes for cash at original issue and at their “issue price” (i.e., the first price at which a substantial amount of the notes are sold to the public for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets within the meaning of section 1221 of the Code.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or any entity taxable as a corporation, created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a note (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes.

Prospective purchasers of the notes should consult their tax advisors concerning the tax consequences of acquiring, holding, and disposing of the notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of other U.S. federal tax laws and state, local and foreign tax laws and any recent or prospective changes in applicable tax laws.

U.S. Holders

Payments of Stated Interest

Payments of stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Certain Additional Payments

It is possible that the IRS could assert that our potential payment of 101% of the principal amount of the notes under the circumstances described above under the heading “Description of Notes — Change of Control Repurchase Event” is a contingent payment for purposes of the original issue discount rules. It is also possible that the IRS could assert that our potential payment of an amount in excess of the accrued interest and principal on the notes as described above under the heading “Description of Notes — Optional Redemption” is a contingent payment for purposes of the original issue discount rules. If any such payments are treated as contingent payments, the notes may be treated as contingent payment debt instruments (“CPDIs”), in which case the timing and amount of income inclusions and the character of income recognized may be different from that discussed herein. The Treasury Regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a CPDI, remote or incidental contingencies are ignored. We believe that the possibility of our making these payments is remote or that, if made, the amount of such payments would be incidental and, accordingly, we will not treat the notes as CPDIs. Our determination will be binding on all U.S. holders except a U.S. holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. Our determination is not, however, binding on the IRS, and if the IRS were to challenge such determination and if such challenge were ultimately upheld, a U.S. holder might be required to accrue income on a note using a method different than the method described herein, and might also be required to treat as ordinary income, rather than as capital gain, any income recognized on the taxable disposition of a note before the resolution of the contingencies. In the event a change of control repurchase event or optional redemption actually occurs, it would affect the timing (and possibly character) of the income that a U.S. holder will recognize. This discussion assumes our determination that these contingencies are remote or incidental is correct and assumes that the notes will not be treated as CPDIs.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income as discussed above to the extent not previously included in income by the U.S. holder) and the adjusted tax basis of the note. As previously noted above, a U.S. holder’s adjusted tax basis in a note will, in general, be its cost for such note.

Any gain or loss generally will be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation (for taxable years beginning before January 1, 2011). The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of interest on the notes and to the proceeds of the sale or other disposition (including a redemption or retirement) of a note paid to a U.S. holder unless such U.S. holder is an exempt recipient, such as a corporation. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification that it is not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Certain Additional Payments

As noted above under “— U.S. Holders — Certain Additional Payments,” we expect to take the position for U.S. federal income tax purposes that the likelihood that we will be obligated to pay additional payments with respect to the notes in connection with a change of control repurchase event or optional redemption is remote or that, if made, the amount of such payments would be incidental, and the discussion below herein assumes that our determination in this regard is correct.

Payment of Interest

Generally, subject to the discussion of backup withholding below, if you are a non-U.S. holder, interest income that is not effectively connected with a U.S. trade or business will not be subject to a U.S. withholding tax under the “portfolio interest exemption” provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

•	you are not a controlled foreign corporation related to us;

•	you are not a bank which acquired the debt securities in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

•	either (a) you provide an IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your non-U.S. holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, provides a statement to us or our agent under penalties of perjury in which it certifies that an IRS Form W-8BEN or W-8IMY (or a suitable substitute form) has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of such form.

Treasury Regulations provide alternative methods for satisfying the certification requirement described in the paragraph above.

If you cannot satisfy the above requirements, interest income that is not effectively connected with your conduct of a U.S. trade or business generally will be subject to U.S. federal withholding tax at a 30% rate, except where an applicable tax treaty provides for the reduction or elimination of this withholding tax. We may be required to report annually to the IRS and to each non-U.S. holder the amount of interest paid to, and the tax withheld, if any, with respect to, each non-U.S. holder.

Interest income that is effectively connected with your conduct of a U.S. trade or business will be taxed generally in the same manner as if you were a U.S. holder, unless an applicable treaty provides otherwise. If you are a corporate non-U.S. holder, you may also, under certain circumstances, be subject to an additional “branch profits tax” on any effectively connected earnings and profits attributable to such interest at a 30% rate (or, if applicable, a lower treaty rate). Such effectively connected interest income will not be subject to U.S. withholding tax if you deliver proper documentation (e.g., IRS Form W-8ECI). To claim the benefit of a tax treaty, the non-U.S. holder must provide a properly executed IRS Form W-8BEN. Under applicable Treasury Regulations, a non-U.S. holder claiming treaty benefits may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided in these Treasury Regulations for payments through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of these Treasury Regulations.

Sale, Exchange, Retirement, or Other Taxable Disposition of Notes

In general, you will not be subject to U.S. federal income tax or U.S. withholding tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of a note, unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business, in which case you will be subject to U.S. federal income tax generally in the same manner as if you were a U.S. holder with respect to the gain and if you are a corporation, you may also be subject to a 30% branch profits tax on any effectively connected earnings and profits attributable to such gain, unless reduced by an applicable income tax treaty; or

•	you are an individual present in the United States for a period or periods aggregating 183 days or more during the taxable year (as determined under the Code) of the disposition and certain other conditions are met, in which case you will be subject to 30% U.S. federal income tax with respect to the gain (net of certain U.S. source capital losses).

Information Reporting and Backup Withholding

U.S. backup withholding and related information reporting requirements generally will not apply to payments of interest on a note if you provide the statement described in the fourth bullet under the heading “— Non-U.S. Holders — Payment of Interest,” provided that the payor does not have actual knowledge or reason to know that you are a U.S. person. However, interest paid to non-U.S. holders generally will be subject to annual reporting on IRS Form 1042-S (Foreign Person’s U.S. Source Income Subject to Withholding).

Backup withholding and related information reporting will generally not apply to any payment of the proceeds of the sale (including a retirement or redemption) of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury Regulations), unless such broker is a:

•	U.S. person;

•	foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	controlled foreign corporation for U.S. federal income tax purposes; or

•	foreign partnership, if at any time during its tax year, one or more of its partners are United States persons (as defined in the applicable Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interests in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business.

Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence will be subject to information reporting (but not backup withholding requirement) unless such broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption. Payment of the proceeds of any such sale to or through the U.S. office of a broker is generally subject to information reporting and backup withholding requirements, unless you provide the statement described in the fourth bullet under the heading “Non-U.S. Holders — Payment of Interest” or otherwise establish an exemption.

Amounts withheld under the backup withholding rules are generally not an additional tax and may be refunded or credited against your U.S. federal income tax liability provided you furnish the required information to the IRS in a timely manner.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase, holding and disposition of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), individual retirement accounts and other arrangements that are subject to the prohibited transactions rules under Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA and any similar laws) of such plans, accounts and arrangements (each, a “plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or a plan subject to the prohibited transactions rules under Section 4975 of the Code (an “ERISA plan”) and prohibit certain transactions involving the assets of an ERISA plan and its fiduciaries or other interested parties. Under ERISA, any person who exercises any discretionary authority or control over the administration of an ERISA plan or the management or disposition of the assets of an ERISA plan, or who renders investment advice for a fee or other compensation to an ERISA plan, is generally considered to be a fiduciary of the ERISA plan.

In considering an investment in the notes of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar laws relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws, as well as whether the investment will result in unrelated business taxable income. ERISA plan fiduciaries must make their own determinations regarding the investment, taking into consideration all of the specific facts and circumstances of the plan and an investment in the notes.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of

ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person, including a fiduciary, of an ERISA plan who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Whether or not our underlying assets are deemed to include “plan assets,” the acquisition and/or holding of notes by an ERISA plan with respect to which we or the underwriters or any respective affiliates are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14, for specified transactions determined by independent qualified professional asset managers, PTCE 90-1, for specified transactions involving insurance company pooled separate accounts, PTCE 91-38, for specified transactions involving bank collective investment funds, PTCE 95-60, for specified transactions involving life insurance company general accounts and PTCE 96-23, for specified transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for the purchase and holding of the notes by an ERISA plan with respect to which we or the underwriters, or certain affiliates, are a party in interest or a disqualified person, provided that neither the party in interest or disqualified person, nor certain of its affiliates, have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA plan involved in the transaction, and provided further that the ERISA plan pays no more and receives no less than “adequate consideration” in connection with the transaction.

Because of the foregoing, the notes may not be purchased or held by any person investing “plan assets” of any plan, unless the purchase, holding and disposition of the notes will not constitute a non-exempt prohibited transaction under ERISA and the Code or violate any applicable similar laws.

Representation and Warranty

Accordingly, by its acceptance of a note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any plan or (ii) the purchase, holding and disposition of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable similar laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties and taxes that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in the notes on behalf of, or with the assets of, any plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such transactions and whether an exemption would be available.

Purchasers and transferees of the notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any similar laws. The sale of any notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for such plans generally or any particular plan.

UNDERWRITING

The underwriters named below have severally agreed to purchase, and Newmont has agreed to sell to them, severally, the principal amounts of the notes indicated below. Newmont has entered into an underwriting agreement with the underwriters for whom Deutsche Bank Securities Inc. and UBS Securities LLC are acting as representatives. The underwriting agreement, dated the date hereof, provides that the several obligations of the underwriters are subject to certain conditions as therein set forth. The underwriters will be obligated to purchase all the notes being underwritten or sold by them if any of the notes are purchased.

	Principal	Principal
	Amount of the	Amount of the
Underwriter	2019 Notes	2039 Notes

Deutsche Bank Securities Inc.	$184,500,000	$225,500,000
UBS Securities LLC	184,500,000	225,500,000
Citigroup Global Markets Inc.	46,980,000	57,420,000
Daiwa Securities America Inc.	46,980,000	57,420,000
HSBC Securities (USA) Inc.	46,980,000	57,420,000
J.P. Morgan Securities Inc.	46,980,000	57,420,000
RBS Securities Inc.	46,980,000	57,420,000
Scotia Capital (USA) Inc.	46,980,000	57,420,000
ANZ Securities, Inc.	25,200,000	30,800,000
BBVA Securities Inc.	25,200,000	30,800,000
BMO Capital Markets Corp.	25,200,000	30,800,000
BNP Paribas Securities Corp.	25,200,000	30,800,000
CIBC World Markets Corp.	25,200,000	30,800,000
Mitsubishi UFJ Securities (USA), Inc.	25,200,000	30,800,000
Mizuho Securities USA Inc.	25,200,000	30,800,000
RBC Capital Markets Corporation	25,200,000	30,800,000
BNY Mellon Capital Markets, LLC	15,840,000	19,360,000
SG Americas Securities, LLC	15,840,000	19,360,000
U.S. Bancorp Investments, Inc.	15,840,000	19,360,000

Total	$900,000,000	$1,100,000,000

Newmont has been advised by the underwriters that the underwriters propose to offer the notes to the public initially at the offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such price less a selling concession of 0.40% and 0.50% of the principal amount of the 2019 notes and the 2039 notes, respectively. The underwriters may allow and each such dealer may reallow to other dealers a concession not exceeding 0.200% and 0.375% of the principal amount of the 2019 notes and the 2039 notes, respectively. After the initial public offering, such public offering price and such concessions and reallowances may be changed.

The following table shows the underwriting discounts and commissions to be paid to the underwriters by Newmont in connection with the offering:

	2019 Notes		2039 Notes
	Per Note	Total	Per Note	Total

Underwriting discounts and commissions payable by us	0.650%	$5,850,000	0.875%	$9,625,000

Expenses associated with this offering, excluding the underwriting discount, to be paid by Newmont are estimated to be $1.0 million.

In connection with the offering made hereby, the underwriters may purchase and sell such notes in the open market. These transactions may include stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of the notes than they are required to purchase from Newmont. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the notes sold in the offering may be reclaimed by the underwriters if such notes are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the opening market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The notes are a new issue of securities with no established trading market. Newmont has been advised by the representatives that they intend to make a market in the notes, but are not obligated to do so, and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Newmont has agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions (including acting as underwriters, initial purchasers or dealers with respect to other securities offerings) with Newmont and its affiliates, for which they have received, and in the future expect to receive, customary compensation. In addition, affiliates of the underwriters from time to time have acted or in the future may continue to act as lenders to Newmont and its affiliates, for which they have received or expect to receive customary compensation.

Affiliates of certain of the underwriters are lenders under our revolving credit facility, borrowings under which are being repaid with the proceeds of this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of the notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of the notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The seller of the notes has not authorized and does not authorize the making of any offer of the notes through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the seller or the underwriters.

Notice to Prospective Investors in the United Kingdom

Each underwriter has agreed that it:

•	has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes including in this offering in circumstances in which section 21(1) does not apply to Newmont; and

•	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes included in this offering in, from or otherwise involving the United Kingdom.

See “Plan of Distribution” on page 22 of the accompanying prospectus for further information regarding the distribution of the notes.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to Newmont Mining Corporation’s Current Report on Form 8-K dated September 14, 2009, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to Newmont Mining Corporation’s Current Report on Form 8-K dated September 14, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ian Douglas, Newmont’s Group Executive of Reserves and Geostatistics, is the qualified person responsible for the preparation of the scientific and technical information concerning our mineral properties in this prospectus supplement. The reserves disclosed and incorporated by reference in this prospectus supplement have been prepared in compliance with Industry Guide 7 published by the SEC. We have determined that such reserves would be substantively the same as those prepared using the Guidelines established by the Canadian Institute of Mining, Metallurgy and Petroleum. For a description of the key assumptions, parameters and methods used to estimate mineral reserves on our material properties, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see our Annual Report on Form 10-K for the year ended December 31, 2008 and our Management’s Discussion and Analysis of Financial Condition and Results of Operations, as filed from time to time, on EDGAR in the United States.

VALIDITY OF THE SECURITIES

The validity of the notes will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado, and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC’s web site at http://www.sec.gov. The information on our website is not incorporated by reference into and is not made a part of this prospectus supplement. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

As required by the Securities Act, we have filed a registration statement on Form S-3 relating to the notes offered by this prospectus supplement and the accompanying prospectus with the SEC. This prospectus supplement and the accompanying prospectus are parts of that registration statement, which includes additional information. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

We “incorporate by reference” in this prospectus supplement certain information that we file with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and, where applicable, supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below that have been previously filed with the SEC. These documents contain important information about us and our financial condition. Subsequent to filing our Annual Report on Form 10-K, we adopted new accounting standards, changed our reportable segments and recast our Kori Kollo operations to discontinued operations, all of which require retrospective application. As a result, we filed a Current Report on Form 8-K dated September 14, 2009 and filed on September 15, 2009 to revise our annual financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Newmont SEC Filings (File No. 001-31240)	Period

Annual Report on Form 10-K (including the portions of our proxy statement for our 2009 annual meeting of stockholders incorporated by reference therein except for Item 6, Selected Financial Data, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Item 8, Financial Statements and Supplementary Data)
Year ended December 31, 2008, as amended by the Form 10-K/A filed on June 8, 2009 and the Form 8-K filed on September 15, 2009
Quarterly Report on Form 10-Q	Quarters ended March 31, 2009 and June 30, 2009
Current Reports on Form 8-K	Filed January 27, 2009 (two reports), January 28, 2009 (two reports), January 29, 2009, February 3, 2009 (two reports), April 1, 2009 and September 15, 2009

We also incorporate by reference in this prospectus supplement any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all of the securities that may be offered by this prospectus supplement. However, we are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K.

You may request a copy of these filings at no cost to you, by writing or telephoning us as follows:

Newmont Mining Corporation
6363 South Fiddlers Green Circle
Greenwood Village, Colorado 80111
Attn: Office of the Secretary
(303) 863-7414

This prospectus supplement incorporates documents by reference which are not presented in or delivered with this prospectus supplement. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of those documents. You should rely only on the information contained in this prospectus supplement and in the documents that we have incorporated by reference into this prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus supplement in any state or jurisdiction where the offer is not permitted.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
GUARANTEES OF DEBT SECURITIES
WARRANTS

We or selling securityholders may from time to time offer to sell common stock, preferred stock, debt securities (which may be guaranteed by our wholly owned subsidiary, Newmont USA Limited) or warrants. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “NEM.”

Investing in our securities involves risks. See the “Risk Factors” section of our filings with the Securities and Exchange Commission (“SEC”) and the applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

The date of this prospectus is September 15, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time.

The types of securities that we may offer and sell from time to time pursuant to this prospectus are:

•	debt securities;

•	common stock;

•	preferred stock;

•	guarantees; and

•	warrants.

The debt securities may be guaranteed by our wholly-owned subsidiary, Newmont USA Limited.

Each time we sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus (including information incorporated by reference in this prospectus) are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are intended to be covered by the safe harbor provided for under these sections. Our forward-looking statements include, without limitation:

•	estimates regarding future earnings;

•	estimates of future mineral production and sales, for specific operations and on a consolidated or equity basis;

•	estimates of future costs applicable to sales, other expenses and taxes for specific operations and on a consolidated basis;

•	estimates of future cash flows;

•	estimates of future capital expenditures, construction, production or closure activities and other cash needs, for specific operations and on a consolidated basis, and expectations as to the funding or timing thereof;

•	estimates as to the projected development of certain ore deposits, including the timing of such development, the costs of such development and financing plans for these deposits;

•	estimates of reserves and statements regarding future exploration results and reserve replacement and the sensitivity of reserves to metal price changes;

•	statements regarding the availability, terms and costs related to future borrowing, debt repayment and financing;

•	estimates regarding future exploration expenditures, results and reserves;

•	statements regarding fluctuations in financial and currency markets;

•	estimates regarding potential cost savings, productivity, operating performance, and ownership and cost structures;

•	expectations regarding the completion and timing of the acquisition of acquisitions or divestitures;

•	expectations regarding the start-up time, design, mine life, production and costs applicable to sales and exploration potential of our projects;

•	statements regarding modifications to hedge and derivative positions;

•	statements regarding political, economic or governmental conditions and environments;

•	statements regarding future transactions;

•	statements regarding the impacts of changes in the legal and regulatory environment in which we operate; and

•	estimates of future costs and other liabilities for certain environmental matters.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Such risks include, but are not limited to:

•	the price of gold, copper and other commodities;

•	currency fluctuations;

•	geological and metallurgical assumptions;

•	operating performance of equipment, processes and facilities;

•	labor relations;

•	timing of receipt of necessary governmental permits or approvals;

•	domestic and foreign laws or regulations, particularly relating to the environment and mining;

•	domestic and international economic and political conditions;

•	our ability to obtain or maintain necessary financing; and

•	other risks and hazards associated with mining operations.

More detailed information regarding these factors is included in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in

our reports and other documents on file with the SEC. Given these uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements.

All subsequent written and oral forward-looking statements attributable to Newmont or to persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. We disclaim any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

THE COMPANY

Newmont Mining Corporation is primarily a gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, New Zealand and Mexico. At December 31, 2008, we had proven and probable gold reserves of 85.0 million equity ounces and an aggregate land position of approximately 38,840 square miles (100,600 square kilometers). Newmont is also engaged in the production of copper, principally through its Batu Hijau operation in Indonesia. Our original predecessor corporation was incorporated in 1921 under the laws of Delaware.

Newmont’s principal executive offices are located at 6363 South Fiddlers Green Circle, Greenwood Village, Colorado 80111. Our telephone number is (303) 863-7414. In this prospectus, “Newmont,” the “Company,” “our” and “we” refer to Newmont Mining Corporation and/or our affiliates and subsidiaries. Our website is located at www.newmont.com. Information contained on our website is not a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors under the heading “Risk Factors” in our annual report on Form 10-K filed with the SEC on February 19, 2009, as amended, which is incorporated by reference into this prospectus and the applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Exchange Act.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Six Months Ended
	June 30,	Year Ended December 31,
	2009	2008	2007		2006	2005	2004

Ratio of earnings to fixed charges	9.0	7.3	—	(1)	8.3	7.3	10.3

(1)	Earnings for 2007 were inadequate to cover fixed charges by $419 million due to a non-cash write-off of goodwill ($1,122 million) and a pre-tax loss on settlement of price-capped forward sales contracts ($531 million).

For these ratios, “earnings” are computed by adding income (loss) from continuing operations before income taxes and fixed charges (excluding capitalized interest) and excluding our share of income/losses in our equity method affiliates. Fixed charges consist of interest expense, including capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense.

In January 2009, we issued $518 million in aggregate principal amount of 3.00% convertible senior notes due 2012 (including $68 million principal amount of convertible senior notes sold pursuant to an over-allotment option granted by us to the underwriters). The aggregate net proceeds from the sale of these notes amounted to approximately $504 million after deducting the underwriting discount and offering expenses. The notes are convertible into cash and shares of our common stock (or, at our election, in lieu of such shares of common stock, cash or any combination of cash and shares of our common stock), under certain circumstances.

DIVIDEND POLICY

We declared a dividend of $0.10 per share of common stock outstanding in each quarter of 2008, 2007 and 2006, for a total of $0.40 per share during each year. Additionally, Newmont Mining Corporation of Canada Limited, a subsidiary of Newmont (“Newmont Canada”), paid annual dividends of C$0.43, C$0.43 and C$0.46 per share during 2008, 2007 and 2006, respectively. The exchangeable shares issued by Newmont Canada are exchangeable at the option of the holders into Newmont common stock. Holders of exchangeable shares are therefore entitled to receive dividends equivalent to those that we declare on our common stock. For more information on the exchangeable shares, see “Description of Capital Stock — Special Voting Stock.” We declared regular quarterly dividends totaling $0.20 per common share through each of the six months ended June 30, 2009 and June 30, 2008. Additionally, Newmont Canada declared regular quarterly dividends on its exchangeable shares totaling C$0.2461 per share through June 30, 2009 and C$0.2022 per share through June 30, 2008.

The determination of the amount of future dividends will be made by our board of directors from time to time and will depend on our future earnings, capital requirements, financial condition and other relevant factors.

DESCRIPTION OF CAPITAL STOCK

The rights of our stockholders are governed by Delaware law, our certificate of incorporation and our by-laws. The following is a summary of the material terms of our capital stock. For additional information regarding our capital stock, please refer to the applicable provisions of Delaware law, our certificate of incorporation and by-laws.

At July 15, 2009, we had 755,000,000 shares of authorized capital stock. Those shares consisted of:

•	5,000,000 shares of preferred stock, par value $5.00 per share, of which one share of special voting stock was outstanding; and

•	750,000,000 shares of common stock, par value $1.60 per share, of which (1) 479,717,438 shares were outstanding, including shares evidenced by Australian CHESS depositary interests which represent beneficial ownership of shares of our common stock on a ten-for-one basis and (2) 10,280,382 shares were issuable upon conversion of the exchangeable shares of Newmont Canada, have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock.

The holder of the outstanding share of special voting stock exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of outstanding exchangeable shares.

Common Stock

The following is a summary of the terms of our common stock. For additional information regarding our common stock, please refer to our certificate of incorporation, our by-laws and the applicable provisions of Delaware law.

Dividend Rights

Holders of our common stock may receive dividends when, as and if declared by our board of directors out of funds of Newmont legally available for the payment of dividends. Subject to the terms of any outstanding preferred stock, holders of our common stock may not receive dividends until we have satisfied our obligations to any holders of our preferred stock.

As a Delaware corporation, we may pay dividends out of surplus capital or, if there is no surplus capital, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the General Corporation Law of the State of Delaware also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Currently, we pay dividends on our common stock each quarter. The determination of the amount and timing of future dividends will be made by our board of directors from time to time and will depend on our future earnings, capital requirements, financial conditions and other relevant factors.

Voting and Other Rights

Holders of our common stock are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters.

The holder of our special voting share, on behalf of the holders of the exchangeable shares of Newmont Canada, is entitled to vote, as a single class, together with the holders of shares of our common stock on all matters on which our stockholders are entitled to vote as to a number of votes equal to the number of outstanding exchangeable shares at the relevant time, subject to certain limits as described below under ‘‘— Special Voting Stock — Voting Rights.” The holders of record of a majority of the outstanding shares of our capital stock entitled to vote at the meeting of our stockholders must be present in person or represented by proxy at the meeting in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, “shares of our capital stock” includes shares of our common stock (including shares represented by Australian CHESS depositary interests), as well as the maximum number of shares of our common stock that the holder of the special voting share is entitled to vote at the meeting on behalf of the holders of the outstanding exchangeable shares. For additional information regarding our special voting share, please see the discussion in “— Special Voting Stock” below.

Special meetings of our stockholders may be called by our board of directors or by the chairman of the board or by our president, and will be called by the chairman of the board or by our president or secretary upon a written request stating the purposes of the proposed meeting and signed by a majority of our board of directors or stockholders owning at least 25% of our outstanding capital stock entitled to vote at the meeting.

Written notice of a meeting of our stockholders is given personally or by mail, not less than 10 days nor more than 60 days before the date on which the meeting is held, to each stockholder of record entitled to vote at the meeting. The notice must state the time, place and purposes of the meeting. In the event of a special meeting called upon the written request of our stockholders, the notice will describe any business set forth in the statement of purpose in the written stockholder request, as well as any additional business that our board of directors proposes to be conducted at the meeting. If mailed, the notice will be sent to our stockholders at their respective addresses appearing on our stock records or to such other addresses as they may designate in writing, and will be deemed given when mailed. A waiver of any notice, signed by a stockholder before or after the time for the meeting, will be deemed equivalent to that stockholder having received the notice.

Our board of directors is not classified. Directors are to be elected by a plurality of those shares of our capital stock present and entitled to vote at a meeting of stockholders, and our stockholders do not have the right to cumulate their votes in the election of directors.

Liquidation

In the event of any liquidation, dissolution or winding up of Newmont, holders of our common stock would be entitled to receive proportionately any assets legally available for distribution to our stockholders with respect to shares held by them, subject to any prior rights of the holders of any of our preferred stock then outstanding. Immediately prior to any liquidation, dissolution or winding up of Newmont, all holders of exchangeable shares would become holders of our common stock pursuant to the terms of the exchangeable shares and would therefore be entitled to share ratably in any distribution to other holders of common stock.

Redemption

Our common stock is not redeemable or convertible.

Other Provisions

All of the issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive rights with respect to any of our securities.

Listing

Our common stock trades on the New York Stock Exchange under the symbol “NEM.” ChaseMellon Stockholder Services, L.L.C. is the registrar, transfer agent, conversion agent and dividend disbursing agent for our common stock.

Our common stock also trades in the form of Australian CHESS depositary interests on the Australian Stock Exchange under the symbol “NEM.”

Australian CHESS Depositary Interests (CDIs)

The CDIs are units of beneficial ownership in shares of our common stock that are held by CHESS Depositary Nominees Pty Ltd. (ACN 071346506) (“CDN”), a wholly owned subsidiary of the Australian Stock Exchange Limited (ACN 008624691). The CDIs entitle holders to dividends and other rights economically equivalent to our common stock on a ten-for-one basis, including the right to attend meetings of our stockholders. The CDIs are convertible at the option of the holders into shares of our common stock held by CDN on a ten-for-one basis. CDN, as the stockholder of record, will vote the underlying shares of our common stock in accordance with the directions of the CDI holders.

Preferred Stock — General

Our preferred stock is issuable in series. Our board of directors has the power to fix various terms for each series of preferred stock, including the following:

•	voting powers,

•	designations,

•	preferences,

•	the relative participating and option or other rights,

•	qualifications, and

•	limitations and restrictions.

Special Voting Stock

The following is a summary of our special voting stock, which consists of a share of preferred stock with special voting rights. For additional information regarding our special voting stock, please refer to the certificate of designations setting forth the terms of the special voting stock.

Computershare Trust Company of Canada, as trustee under a voting and exchange trust agreement, holds the outstanding share of special voting stock. The holder of the special voting share exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of the exchangeable shares of our wholly-owned subsidiary, Newmont Canada. The exchangeable shares have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock. Upon the unanimous approval of our board of directors, Newmont Canada may from time to time issue additional exchangeable shares. The following is a summary description of the material provisions of the rights, privileges, restrictions and conditions attaching to the special voting share and the related exchangeable shares as they affect us.

Ranking

With respect to distributions of assets upon liquidation, dissolution or winding up of Newmont, the special voting share ranks (1) senior to our common stock, (2) on parity with our other preferred stock and (3) junior to any other class or series of our capital stock.

Dividend Rights

The special voting share is not entitled to receive dividends.

Holders of exchangeable shares are entitled to receive dividends from Newmont Canada which are equivalent to any declared by our board of directors on our common stock. These dividends will be paid out of money, assets or property of Newmont Canada properly applicable to the payment of dividends, or out of authorized but unissued shares of Newmont Canada, as applicable. Holders of exchangeable shares are not entitled to any dividends other than or in excess of the foregoing dividends. The record date for the determination of the holders of exchangeable shares entitled to receive payment of, and the payment date for, any dividend declared on the exchangeable shares will be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on shares of our common stock.

Voting Rights

Holders of exchangeable shares are not holders of our common stock and, therefore, do not have the direct right to vote on matters relating to us on which our stockholders are entitled to vote.

The holder of the special voting share has the right to vote together with the holders of our common stock on all matters on which holders of our common stock are entitled to vote. The holder of the special voting share is entitled to cast a number of votes equal to the lesser of (1) the number of exchangeable shares outstanding from time to time (except those exchangeable shares held by us or our affiliates) and (2) 10% of the total number of votes attached to the shares of our common stock then outstanding. The holder of the special voting share will exercise the voting and others rights attached to the share only on the basis of instructions received from holders of exchangeable shares, as trustee for and on behalf of the registered holders of the exchangeable shares.

Certain Restrictions

So long as any of the exchangeable shares not owned by us or our affiliates are outstanding:

(1) without the approval of the holders of the exchangeable shares and Newmont Canada (unless in each case the economic equivalent is simultaneously issued, distributed or made, as the case may be, to the holders of exchangeable shares), we will not:

•	issue or distribute shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to the holders of all or substantially all of the then outstanding shares of our common stock by way of stock dividend or other distribution, other than an issue of shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to holders of shares of our common stock (a) who exercise an option to receive dividends in shares of our common stock or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, in lieu of receiving cash dividends, or (b) pursuant to any dividend reinvestment plan or similar arrangement;

•	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of our common stock entitling them to subscribe for or to purchase shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock;

•	issue or distribute to the holders of all or substantially all of our then outstanding shares of common stock (a) shares or securities (including evidences of indebtedness) of Newmont of any class (other than shares of our common stock or securities convertible into or exchangeable for or carrying rights to acquire shares of our common stock), or (b) rights, options, warrants or other assets other than those referred to above;

•	subdivide, redivide or change our then outstanding shares of common stock into a greater number of shares of our common stock;

•	reduce, combine, consolidate or change our then outstanding shares of common stock into a lesser number of shares of our common stock; or

•	reclassify or otherwise change shares of our common stock or effect an amalgamation, merger, reorganization or other transaction affecting shares of our common stock.

(2) in the event that a tender offer, share exchange offer, issuer bid, takeover bid or similar transaction with respect to shares of our common stock is proposed by us or is proposed to us or our stockholders and is recommended by our board, or is otherwise effected or to be effected with the consent or approval of the our board, and the exchangeable shares are not redeemed by Newmont Canada or purchased by us (or our wholly-owned subsidiary, Newmont Holdings ULC), we will expeditiously and in good faith take all actions and do all things as are reasonably necessary or desirable to enable and permit holders of exchangeable shares (other than us and our affiliates) to participate in the transaction to the same extent and on an economically equivalent basis as the holders of shares of our common stock, without discrimination. Without limiting the generality of the foregoing, we will take all actions and do all things as are reasonably necessary or desirable to ensure that holders of exchangeable shares may participate in each similar transaction without being required to retract exchangeable shares as against Newmont Canada or, if so required, to ensure that any retraction, shall be effective only upon, and shall be conditional upon, the closing of that transaction and only to the extent necessary to participate in the transaction.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of Newmont, (1) the holder of the special voting share will be entitled to receive an amount equal to $0.001 and (2) all of the exchangeable shares will automatically be exchanged for shares of our common stock. We will purchase each exchangeable share on the fifth business date prior to the liquidation, dissolution or winding up for a purchase price per share to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

In the event of the liquidation, dissolution or winding-up of Newmont Canada, we (or Newmont Holdings ULC) have the right to purchase all, but not less than all, of the outstanding exchangeable shares from the holders thereof upon payment of a liquidation amount. The liquidation amount will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on the liquidation, dissolution or winding-up of Newmont Canada, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

Redemption and Retraction

The special voting share is not redeemable or convertible, except, if no exchangeable shares, other than exchangeable shares held by us or our affiliates, or securities which could give rise to the issuance of any exchangeable shares to any person, are outstanding, the special voting share will automatically be redeemed for $0.001.

Holders of exchangeable shares are entitled at any time, upon delivery of a certificate representing their exchangeable shares and a duly executed retraction request, to require Newmont Canada to redeem their exchangeable shares. The retraction price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on a retraction of an exchangeable share, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any. Newmont Canada must deliver all retraction requests to us (or Newmont Holdings ULC), whereupon we (or Newmont Holdings ULC), instead of Newmont Canada, will have the right to purchase for the retraction price the exchangeable shares that are the subject of the request. If we do not exercise this right, Newmont Canada is required to effect the redemption.

On or at any time after the twelfth anniversary of the date on which the exchangeable shares were first issued, subject to acceleration in some circumstances, Newmont Canada is required to redeem all the outstanding exchangeable shares. The redemption price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions of the exchangeable shares on a redemption of exchangeable shares, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends, if any. In this event, we (or Newmont Holdings ULC) will have the overriding right to acquire the outstanding exchangeable shares in exchange for the redemption price on the redemption date. If we exercise this right, Newmont Canada’s obligation to redeem the exchangeable shares will terminate.

Listing

The exchangeable shares are listed on the Toronto Stock Exchange under the symbol “NMC.”

Anti-Takeover Provisions

Article Ninth of our certificate of incorporation may make it more difficult for various corporations, entities or persons to acquire control of us or to remove management.

Article Ninth of our certificate of incorporation requires us to get the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class, to enter into the following types of transactions:

•	a merger or consolidation between us and another corporation that holds 10% or more of our outstanding shares;

•	the sale or lease of all or a substantial part of our assets to another corporation or entity that holds 10% or more of our outstanding shares; or

•	any sale or lease to us of assets worth more than $10 million in exchange for our securities by another corporation or entity that holds 10% or more of our outstanding shares.

However, Article Ninth does not apply to any transaction if:

•	our board of directors approves the transaction before the other corporation, person or entity becomes a holder of 10% or more of our outstanding shares; or

•	we or our subsidiaries own a majority of the outstanding voting shares of the other corporation.

Article Ninth can only be altered or repealed with the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class.

DESCRIPTION OF DEBT SECURITIES

The debt securities are to be issued under an Indenture (the “Indenture”), to be entered into by and among the Company, Newmont USA Limited and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The securities may be issued from time to time in one or more series. The particular terms of each series, or of securities forming a part of a series, which are offered by a prospectus supplement will be described in such prospectus supplement.

The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the Indenture, including the definitions therein of certain terms, and, with respect to any particular securities, to the description of the terms thereof included in the prospectus supplement relating thereto. Wherever particular sections or defined terms of the Indenture are referred to herein or in a prospectus supplement, such sections or defined terms are incorporated by reference herein or therein, as the case may be.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Newmont Mining Corporation and do not include any of the Company’s current or future subsidiaries.

General

The Indenture will provide that securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. The Company may specify a maximum aggregate principal amount for the securities of any series. The securities are to have such terms and provisions which are not inconsistent with the Indenture, including as to maturity, principal and interest, as the Company may determine. The securities will be unsecured obligations of the Company and, unless otherwise provided in the applicable prospectus supplement, will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

The applicable prospectus supplement will set forth the price or prices at which the securities to be offered will be issued and will describe the following terms of such securities:

(1) the title of such securities;

(2) any limit on the aggregate principal amount of such securities or the series of which they are a part;

(3) the date or dates on which the principal of any of such securities will be payable;

(4) the rate or rates at which any of such securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which any such interest will be payable and the regular record date for any such interest payable on any interest payment date;

(5) the place or places where the principal of and any premium and interest on any of such securities will be payable;

(6) the period or periods within which, the price or prices at which and the terms and conditions on which any of such securities may be redeemed, in whole or in part, at the option of the Company;

(7) the obligation, if any, of the Company to redeem or purchase any of such securities pursuant to any sinking fund or analogous provision or at the option of the holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation;

(8) the denominations in which any of such securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

(9) if the amount of principal of or any premium or interest on any of such securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

(10) if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of or any premium or interest on any of such securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time);

(11) if the principal of or any premium or interest on any of such securities is to be payable, at the election of the Company or the holder thereof, in one or more currencies or currency units other than those in which such securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined);

(12) if other than the entire principal amount thereof, the portion of the principal amount of any of such securities which will be payable upon declaration of acceleration of the maturity thereof;

(13) if the principal amount payable at the stated maturity of any of such securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);

(14) if applicable, that such securities, in whole or any specified part, are defeasible pursuant to the provisions of the Indenture described under “Defeasance and Covenant Defeasance — Defeasance and Discharge” or “Defeasance and Covenant Defeasance — Covenant Defeasance”, or under both such captions;

(15) whether any of such securities will be issuable in whole or in part in the form of one or more global securities and, if so, the respective Depositaries for such global securities, the form of any legend or legends to be borne by any such global security in addition to or in lieu of the legend referred to under “Form, Exchange and Transfer — Global Securities” and, if different from those described under such caption, any circumstances under which any such global security may be exchanged in whole or in part for securities registered, and any transfer of such global security in whole or in part may be registered, in the names of persons other than the depositary for such global security or its nominee;

(16) any addition to or change in the Events of Default applicable to any of such securities and any change in the right of the Trustee or the holders to declare the principal amount of any of such securities due and payable;

(17) any addition to or change in the covenants in the Indenture applicable to any of such securities;

(18) any other terms of such securities not inconsistent with the provisions of the Indenture; and

(19) if applicable, that such securities are to be guaranteed by Newmont USA Limited.

Securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Further Issues

Newmont may, without the consent of the then existing holders of the debt securities of any series, “re-open” a series and issue additional debt securities of that series, which additional debt securities will have the same terms as the debt securities of the same series except for the issue price, issue date and under some circumstances, the first interest payment date. Newmont will not issue any additional debt securities of a series unless the additional debt securities will be fungible with the debt securities of the same series previously issued for U.S. Federal income tax purposes.

Form, Exchange and Transfer

The securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

At the option of the holder, subject to the terms of the Indenture and the limitations applicable to global securities, securities of each series will be exchangeable for other securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the Indenture and the limitations applicable to global securities, securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the security registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by the Company for any securities will be named in the applicable prospectus supplement. The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for the securities of each series.

If the securities of any series (or of any series and specified terms) are to be redeemed in part, the Company will not be required to:

(i) issue, register the transfer of or exchange any security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such security that may be selected for redemption and ending at the close of business on the day of such mailing; or

(ii) register the transfer of or exchange any security so selected for redemption, in whole or in part, except the unredeemed portion of any such security being redeemed in part.

Global Securities

Some or all of the securities of any series may be represented, in whole or in part, by one or more global securities which will have an aggregate principal amount equal to that of the securities represented thereby. Each global security will be registered in the name of a depositary or a nominee thereof identified in the applicable prospectus supplement, will be deposited with such depositary or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture.

Notwithstanding any provision of the Indenture or any security described herein, no global security may be exchanged in whole or in part for securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of such depositary unless (i) the depositary has notified the Company that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the Indenture, (ii) there shall have occurred and be continuing an Event of Default with respect to the securities represented by such global security or (iii) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement. All securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct.

As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder of such global security and the securities represented thereby for all purposes under the securities and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have such global security or any securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated securities in exchange therefor and will not be considered to be the owners or holders of such global security or any securities represented thereby for any purpose under the securities or the Indenture. All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee, as the case may be, as the holder thereof. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and others matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the depositary’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by the depositary to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance thereof may be required to be made in immediately available funds.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a security on any interest payment date will be made to the person in whose name such security (or one or more predecessor securities) is registered at the close of business on the regular record date for such interest.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the securities of a particular series will be payable at the office of such paying agent or paying agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee will be designated as the Company’s sole paying agent for payments with respect to securities of each series. Any other paying agents initially designated by the Company for the securities of a particular series will be named in the applicable prospectus supplement. The Company may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that the Company will be required to maintain a paying agent in each place of payment for the securities of a particular series.

All moneys paid by the Company to a paying agent for the payment of the principal of or any premium or interest on any security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such security thereafter may look only to the Company for payment thereof.

Subordination

The prospectus supplement, if any, relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payments by the Company of the principal of, premium, if any, on and interest on such subordinated debt securities.

Restrictive Covenants Required by the Indenture

The Indenture requires us to comply with certain restrictive covenants. Some of the provisions are described below. All series of debt securities issued under the Indenture will be entitled to the benefits of the covenants described below except for any series of debt securities that provides that they are not entitled to the benefits of the covenants described below.

Definition of Attributable Debt

“Attributable Debt” means, with respect to any lease, the present value of the total net rental payments during the remaining term of the lease. The present value will be determined by using the discount rate implicit in the terms of the lease as determined by two of our officers and will be compounded semiannually. The net amount of rent we may pay under any lease for any period is the amount of rent payable for the period but excluding payments for maintenance, repairs, insurance, taxes, assessments, water rates or similar charges. For any lease which we may terminate by paying a penalty, the net amount of rent will include the penalty, but no rent will be included after the first date that the lease may be terminated.

Definition of Consolidated Net Tangible Assets

“Consolidated Net Tangible Assets” means the aggregate amount of assets minus the following:

•	applicable reserves and other properly deductible items,

•	all current liabilities excluding (1) those that the borrower may extend or renew to a time more than 12 months after the time the amount of the liability is being computed, (2) current maturities of long-term indebtedness and (3) capital lease obligations and

•	all goodwill shown on our balance sheet.

Definition of Funded Debt

“Funded Debt” means all indebtedness for money borrowed having a maturity of more than 12 months from the determination date or having a maturity of less than 12 months but that the borrower may renew or extend beyond 12 months.

Definition of Principal Property

“Principal Property” means any mine, plant or other facility, the land upon which it stands and the fixtures that are a part of it, (1) which is used primarily for mining and processing and is located in the U.S. and (2) the net book value of which exceeds 5% of Consolidated Net Tangible Assets. Principal Property does not include (1) any mine, plant or facility which, in the opinion of our board of directors, is not of material importance to our total business or (2) any portion of a particular mine, plant or facility which is not of material importance to the use or operation of the mine, plant or facility.

Definition of Restricted Subsidiary

“Restricted Subsidiary” means any Subsidiary (1) with substantially all of its property located, or carrying on substantially all of its business, within the U.S. and (2) which owns a Principal Property. “Restricted Subsidiary”, however, does not include any Subsidiary whose primary business consists of (1) financing operations in connection with leasing and conditional sales transactions on behalf of us and our Subsidiaries, (2) purchasing accounts receivable or making loans secured by accounts receivable or inventory or (3) being a finance company.

Definition of Subsidiary

“Subsidiary” is defined as any corporation or entity in which we or one or more of our Subsidiaries directly or indirectly owns a majority of the voting interests.

Limitation on Liens

The Indenture will prohibit us and any of our Restricted Subsidiaries from incurring, issuing, assuming or guarantying any debt for money borrowed or any debt evidenced by notes, bonds, debentures or other similar documents (“Debt”) secured by any mortgage, security interest or other liens (collectively, “Mortgages”) on any Principal Property or shares of stock or indebtedness of any Restricted Subsidiary, without securing all outstanding series of debt securities under the Indenture (other than any series of debt securities that provide that the debt securities of the series are not entitled to the benefit of this covenant) equally and ratably with (or prior to) the secured Debt to be incurred, issued, assumed or guaranteed. This restriction, however, will not apply if the sum of the following does not exceed 10% of Consolidated Net Tangible Assets:

•	the aggregate principal amount of such secured Debt,

•	all secured Debt which would otherwise be prohibited, and

•	all of our and our Restricted Subsidiary’s Attributable Debt in respect of sale and leaseback transactions which would otherwise be prohibited by the covenant limiting sale and leaseback transactions described below.

The restriction described above also will not apply to debt for borrowed money secured by the following:

•	Mortgages on property, stock or Debt of any entity existing at the time it becomes a Restricted Subsidiary,

•	Mortgages to secure indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary,

•	Mortgages for taxes, assessments or governmental charges or levies (1) that are not yet due and delinquent or (2) the validity of which is being contested in good faith,

•	Mortgages of materialmen, mechanics, carriers, workmen, repairmen, landlords or other similar Mortgages, or deposits to obtain the release of these Mortgages,

•	Mortgages arising under attachment or restraint or similar legal process and the execution or enforcement of which is stayed and which are being contested in good faith,

•	Mortgages (1) to secure public or statutory obligations, (2) to secure payment of workmen’s compensation, (3) to secure performance in connection with tenders, leases of real property, bids or contracts or (4) to secure (or in lieu of) surety or appeal bonds, and Mortgages made in the ordinary course of business for similar purposes,

•	Mortgages in favor of the United States, any state in the United States, or any foreign governmental entity to secure payments pursuant to any contract or statute (including Debt of the pollution control or industrial revenue bond type) or to secure any debt incurred to finance the purchase price or the cost of construction of the property subject to the Mortgage,

•	Mortgages on property (including capitalized leases), stock or Debt of a corporation (1) existing at the time we or our Restricted Subsidiary acquired the entity, (2) that secure the payment of the purchase price, construction cost or improvement cost of the property, stock or Debt or (3) that secure any Debt incurred prior to, at the time of, or within one year after we or our Restricted Subsidiary acquired the property, shares or Debt, completed the construction on or commenced commercial operation of the property for the purpose of financing the purchase price or construction cost,

•	Mortgages existing at the date of the Indenture and

•	any extension, renewal or replacement of any of the Mortgages enumerated above that does not increase the Debt and that is limited to all or a part of the same property, stock or Debt that secured the original mortgage.

The restrictions discussed above also will not apply to (1) any gold-based loan or forward sale arrangement and (2) Mortgages on property that we or any Restricted Subsidiary own or lease to secure our or a Restricted Subsidiary’s proportionate share of any payments required to be made to any Person incurring the expense of developing, exploring or conducting operations for the recovery, processing or sale of the mineral resources of the property.

Limitation on Sales and Leasebacks

The Indenture will prohibit us and any of our Restricted Subsidiaries from entering into any arrangement with any third party lender or investor under which we or any Restricted Subsidiary will lease for a period, including renewals, in excess of three years, any Principal Property if we or the Restricted Subsidiary sold or will sell or transfer the Principal Property more than 270 days after the acquisition of the Principal Property or after completion of construction and commencement of full operation of the Principal Property, to the lender or investor or to any person to whom funds have been or will be advanced by the lender or investor on the security of the Principal Property (herein referred to as a “sale and lease-back transaction”), unless:

•	we or any Restricted Subsidiary could create Debt secured by a mortgage on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the debt securities of all series pursuant to the provisions of the covenant on limitation on liens described above or

•	we apply within 180 days after the sale or transfer an amount equal to the greater of (1) the net proceeds of the sale of the Principal Property sold and leased back pursuant to the arrangement or (2) the fair market value of the Principal Property so sold and leased back at the time of entering into the arrangement to:

(a)	the purchase of different property, facilities or equipment which has a value at least equal to the net proceeds of the sale or

(b)	the retirement of our Funded Debt or that of a Restricted Subsidiary (other than as a result of payment at maturity or pursuant to any mandatory sinking fund or prepayment provision).

The amount to be applied to the retirement of Funded Debt, however, will be reduced by:

•	the principal amount of any debt securities of any series delivered within 180 days after such sale to the trustee for retirement and cancellation,

•	if the debt securities of any series are original issue discount debt securities or provide that an amount other than the face value is payable upon maturity or a declaration of acceleration, the amount that is due and payable with respect to such series pursuant to the Indenture delivered within 180 days after such sale to the trustee for retirement and cancellation and

•	the principal amount of Funded Debt, other than the debt securities, voluntarily retired within 180 days after such sale.

Consolidation, Merger and Sale of Assets

The Company may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any person (a “successor person”), and may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, unless:

(i) the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes the Company’s obligations on the securities and under the Indenture;

(ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(iii) certain other conditions are met.

Events of Default

Unless otherwise provided in the applicable prospectus supplement, each of the following will constitute an Event of Default under the Indenture with respect to securities of any series:

(a) failure to pay principal of or any premium on any security of that series when due, whether or not such payment is prohibited by the subordination provisions of the Indenture;

(b) failure to pay any interest on any securities of that series when due, continued for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture;

(c) failure to deposit any sinking fund payment, when due, in respect of any security of that series, whether or not such deposit is prohibited by the subordination provisions of the Indenture;

(d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the outstanding securities of that series, as provided in the Indenture;

(e) acceleration of any indebtedness (other than indebtedness under the securities) of any one or both of the Company and Newmont USA Limited in an aggregate principal amount exceeding $75,000,000, if such indebtedness has not been discharged, or such acceleration has not been rescinded or annulled; and

(f) certain events in bankruptcy, insolvency or reorganization; and

(g) except as permitted by the Indenture, (i) the Subsidiary Guarantee of Newmont USA Limited shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or (ii) the Newmont USA Limited shall deny or disaffirm its obligation under the Subsidiary Guarantee.

If an Event of Default (other than an Event of Default described in clause (f) above) with respect to the securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series by notice as provided in the Indenture may declare the principal amount of the securities of that series (or, in the case of any security that is an original issue discount security or the principal amount of which is not then determinable, such portion of the principal amount of such security, or such other amount in lieu of such principal amount, as may be specified in the terms of such security) to be due and payable immediately.

If an Event of Default described in clause (f) above with respect to the securities of any series at the time outstanding shall occur, the principal amount of all the securities of that series (or, in the case of any such original issue discount security or other security, such specified amount) will automatically, and without any action by the Trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see “— Modification and Waiver”.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee indemnity satisfactory to the Trustee. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the securities of that series.

No holder of a security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

(i) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the securities of that series,

(ii) the holders of at least 25% in aggregate principal amount of the outstanding securities of that series have made written request, and such holder or holders have offered indemnity satisfactory, to the Trustee to institute such proceeding as trustee; and

(iii) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of a security for the enforcement of payment of the principal of or any premium or interest on such security on or after the applicable due date specified in such security.

The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

Modification and Waiver

Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding security affected thereby:

(i) change the stated maturity of the principal of, or any installment of principal of or interest on, any security, or

(ii) reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or

(iii) reduce the amount of the principal of an original issue discount security or any other security which would be due and payable upon a declaration of acceleration of the maturity thereof, or

(iv) change any place of payment where, or the coin or currency in which, any Security or any premium or interest thereon is payable, or

(v) impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or

(vi) reduce the percentage in principal amount of the outstanding securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture, or

(vii) modify any such provisions with respect to modification and waiver, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding security affected thereby.

The holders of not less than a majority in principal amount of the outstanding securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding security of such series affected.

The Indenture will provide that in determining whether the holders of the requisite principal amount of the outstanding securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date:

(i) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity thereof to such date;

(ii) if, as of such date, the principal amount payable at the stated maturity of a security is not determinable (for example, because it is based on an index), the principal amount of such security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such security; and

(iii) the principal amount of a security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such security, of the principal amount of such security (or, in the case of a security described in clause (i) or (ii) above, of the amount described in such clause).

Certain securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1302 of the Trust Indenture Act, will not be deemed to be outstanding.

Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by the Company, and may be shortened or lengthened from time to time.

Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, the Company may elect, at its option at any time, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain restrictive covenants in the Indenture, of the Trust Indenture Act applied to the securities of any series, or to any specified part of a series.

Defeasance and Discharge

The Indenture will provide that, upon the Company’s exercise of its option (if any) to have Section 1302 of the Trust Indenture Act applied to any securities, the Company will be discharged from all its obligations with respect to such securities (except for certain obligations to exchange or register the transfer of securities, to replace stolen, lost or mutilated securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such securities of money or U.S. Government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such securities on their respective stated maturities in accordance with the terms of the Indenture and such securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

Defeasance of Certain Covenants

The Indenture will provide that, upon the Company’s exercise of its option (if any) to have Section 1303 of the Trust Indenture Act applied to any securities, the Company may omit to comply with certain restrictive covenants, including any that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (e) under “Events of Default” and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an Event of Default with respect to such securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of such securities, money or U.S. Government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such securities on the respective stated maturities in accordance with the terms of the Indenture and such securities. The Company will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of such securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any securities and such securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government obligations so deposited in trust would be sufficient to pay amounts due on such securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments.

Notices

Notices to holders of securities will be given by mail to the addresses of such holders as they may appear in the security register.

Title

The Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name a security is registered as the absolute owner thereof (whether or not such security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

The Indenture and the securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The Trustee also serves as trustee under other indentures between it, the Company and Newmont USA Limited with respect to other series of debt securities. Upon the occurrence of an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default, or upon the occurrence of a default under one or more of such other indentures, the Trustee may be deemed to have a conflicting interest with respect to the securities or one or more of such other indentures for purposes of the Trust Indenture Act of 1939 and, accordingly, may be required to resign as Trustee under the Indenture. In that event, the Company would be required to appoint a successor Trustee.

Subsidiary Guarantees of Newmont USA Limited

Unless otherwise specified in the applicable prospectus supplement, Newmont USA Limited will unconditionally guarantee our payment obligations under the securities. Newmont USA Limited’s subsidiary guarantees will be general unsecured obligations of Newmont USA Limited that will rank senior in right of payment to any of its future indebtedness that is expressly subordinated in right of payment to the subsidiary guarantees, and equally in right of payment with all existing and future unsecured indebtedness and liabilities of Newmont USA Limited that are not so subordinated. Financial information for Newmont USA Limited can be found in the Newmont SEC filings (File No. 001-31240) as listed in “Where You Can Find More Information.” As of June 30, 2009, Newmont USA Limited had approximately $3.0 billion of consolidated indebtedness (including guaranteed debt), which consisted of approximately $2.3 billion of guarantees of indebtedness of Newmont, and approximately $406 million of its own debt, approximately $188 million of which is secured. The remaining debt of approximately $346 million is non-recourse debt of subsidiary companies. In the event of bankruptcy, liquidation, reorganization or other winding up of Newmont USA Limited, the assets of Newmont USA Limited that secure secured debt will be available to pay obligations under the subsidiary guarantees only after all indebtedness under such secured debt has been repaid in full from such assets. In addition to the holders of the securities, the holders of Newmont USA Limited’s other equally ranking unsecured indebtedness and liabilities will have claims against any assets remaining after the payment of all such secured debt. We advise you that there may not be sufficient assets remaining to pay amounts due under either of Newmont USA Limited’s subsidiary guarantees.

Under the terms of Newmont USA Limited’s full and unconditional guarantees, holders of the securities will not be required to exercise their remedies against us before they proceed directly against Newmont USA Limited.

Newmont USA Limited will be released and relieved from all its obligations under its subsidiary guarantees in the following circumstances, each of which is permitted by the Indenture:

•	upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the capital stock or other interests of Newmont USA Limited (other than to us or any of our affiliates);

•	upon the sale or disposition of all or substantially all the assets of Newmont USA Limited (other than to us or any of our affiliates); or

•	upon such time as Newmont USA Limited ceases to guaranty any of our indebtedness other than (i) indebtedness not exceeding $75,000,000 in the aggregate (it being understood that indebtedness of Newmont that is guaranteed by Newmont USA Limited and that also provides that the guarantee of Newmont USA Limited under such indebtedness shall be released and relieved upon such time as Newmont USA Limited ceases to guaranty any of our indebtedness other than indebtedness not exceeding $75,000,000 or more in the aggregate shall not be considered in calculating the amount of indebtedness under this clause (i)) and (ii) indebtedness under the securities.

The subsidiary guarantee for each series of the securities will contain a provision intended to limit Newmont USA Limited’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us or by a selling securityholder:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act of 1933, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus.

VALIDITY OF THE SECURITIES

The validity of the securities offered hereby will be passed upon for us by Holme Roberts & Owen LLP, Denver, Colorado, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to Newmont Mining Corporation’s Current Report on Form 8-K dated September 14, 2009, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Newmont Mining Corporation’s Current Report on Form 8-K dated September 14, 2009, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC’s web site at http://www.sec.gov. The information on our website is not incorporated by reference into and is not made a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

We “incorporate by reference” in this prospectus certain information that we file with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below that have been previously filed with the SEC. These documents contain important information about us and our financial condition. The footnotes to the financial statements within certain of these documents contain financial information for Newmont USA Limited. Subsequent to filing our Annual Report on Form 10-K, we adopted new accounting standards, changed our reportable segments and recast Kori Kollo operations to discontinued operations, all of which require retrospective application. As a result, we filed a Current Report on Form 8-K dated September 14, 2009 and filed on September 15, 2009 to revise our annual financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Newmont SEC Filings (File No. 001-31240)	Period

Annual Report on Form 10-K (including the portions of our proxy statement for our 2009 annual meeting of stockholders incorporated by reference therein except for Item 6, Selected Financial Data, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Item 8, Financial Statements and Supplementary Data)
Year ended December 31, 2008, as amended by the Form 10-K/A filed on June 8, 2009 and the Form 8-K filed on September 15, 2009
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2009 and June 30, 2009
Current Reports on Form 8-K	Filed January 27, 2009 (two reports), January 28, 2009 (two reports), January 29, 2009, February 3, 2009 (two reports), April 1, 2009 and September 15, 2009
The description of our common stock contained in our Registration Statement on Form 8-A	Filed on February 15, 2005, including any amendment or report filed for the purpose of updating that description

We also incorporate by reference in this prospectus any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that may be offered by this prospectus. However, we are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of Form 8-K.

You may request a copy of these filings at no cost to you, by writing or telephoning us as follows:

Newmont Mining Corporation
6363 South Fiddlers Green Circle
Greenwood Village, Colorado 80111
Attn: Office of the Secretary
(303) 863-7414

This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. You should rely only on the information contained in this prospectus and in the documents that we have incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

$2,000,000,000

$900,000,000 5.125% Senior Notes due 2019

$1,100,000,000 6.250% Senior Notes due 2039

Prospectus Supplement

Joint Book-Running Managers

Deutsche Bank Securities	UBS Investment Bank

Senior Co-Managers

Citi	Daiwa Securities America Inc.	HSBC	J.P. Morgan	RBS	Scotia Capital

Co-Managers

ANZ Securities BNP PARIBAS Mizuho Securities USA Inc.	BBVA Securities CIBC	BMO Capital Markets Mitsubishi UFJ Securities RBC Capital Markets

BNY Mellon Capital Markets, LLC	SOCIETE GENERALE	U.S. Bancorp Investments, Inc.

September 15, 2009